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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Caliper Life Sciences, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2009

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Caliper Life Sciences, Inc., a Delaware corporation (the "Company"). The meeting will be held on Tuesday, June 2, 2009 at 10:00 a.m. local time at our office at 68 Elm Street, Hopkinton, MA, for the following purposes:

  1.
  To elect three of the Directors nominated by the Board for election at the 2009 Stockholders Meeting, to hold office until the 2012 annual meeting of stockholders and until their successors are elected.

  2.
  To ratify the Audit Committee's selection of Ernst & Young LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 2009.

  3.
  To approve the 2009 Equity Incentive Plan.

  4.
  To transact such other business as may properly come before the 2009 Stockholders Meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the annual meeting is April 16, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen E. Creager General Counsel and Secretary
Hopkinton, Massachusetts April 28, 2009

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Caliper Life Sciences, Inc. is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the "2009 Stockholders Meeting") to be held at 10:00 a.m. on Tuesday, June 2, 2009, at our office located at 68 Elm Street, Hopkinton, MA. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the proxy card for voting by telephone or using the internet.

        We intend to mail this proxy statement and accompanying proxy card on or about April 30, 2009, to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 2, 2009. The proxy statement and annual report to security holders are available at www.caliperls.com.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on April 16, 2009 will be entitled to vote at the annual meeting. On this record date, there were 48,713,421 shares of common stock outstanding and entitled to vote.

  Stockholders of Record:    Shares Registered in Your Name

        If, on April 16, 2009, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or follow the instructions on the proxy card for voting by telephone or using the internet to ensure your vote is counted.

  Beneficial Owner:    Shares Registered in the Name of a Broker or Bank

        If, on April 16, 2009, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There are three matters scheduled for a vote:

  •
  Election of three Directors nominated by the Board for election at the 2009 Stockholders Meeting, to serve until the 2012 annual meeting of stockholders.

  •
  Ratification of the Audit Committee's selection of Ernst & Young LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 2009.

  •
  Approval of the 2009 Equity Incentive Plan.

How do I vote?

        You may either vote "For" the nominees to the Board or you may "Withhold" your vote for the nominees. For each of the other matters to be voted on, you may vote "For" or "Against," or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record:    Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Alternatively, you can also vote by telephone or using the internet by following the instructions on the proxy card. If you return your signed proxy card to us or vote by telephone or the internet before the annual meeting, we will vote your shares as you direct.

  Beneficial Owner:    Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 16, 2009.

What if I return a proxy card but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all nominees for director, "For" the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009, and "For" the approval of the 2009 Equity Incentive Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to Caliper's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To include a proposal in next year's proxy materials, your proposal must be submitted in writing within a reasonable time before we begin to print and mail our proxy materials, and in no event later than December 31, 2009, addressed to the Company's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. If you wish to bring matters or propose nominees for director at our 2010 annual meeting of stockholders, you must provide specified information to us between February 14, 2010 and March 16, 2010 unless the date of our 2010 annual meeting of stockholders is before May 6, 2010 or after July 5, 2010, in which case such proposals shall be submitted no earlier than 120 days prior to the 2010 annual meeting, and no later than the later of (i) 90 days before the 2010 annual meeting of stockholders, or (ii) 10 days after notice of the date of the 2010 annual meeting is publicly given. Proposals received outside these dates will not be voted on at the annual meeting. If a proposal is received in a timely manner, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" and, with respect to proposals other than the election of directors, "Against" votes, abstentions and broker non-votes.

        If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  Proposal 1.    For the election of directors, the nominees for director who receive the most votes (also known as a "plurality" of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

  •
  Proposal 2.    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2009. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2009, the Audit Committee of our Board of Directors will reconsider its selection.

  •
  Proposal 3.    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve our 2009 Equity Incentive Plan and the reservation of ten million shares of our common stock for issuance pursuant to the plan. Abstentions will be treated as votes against this proposal. Brokerage firms do not have authority to vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date of April 16, 2009, there were 48,713,421 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 2, 2009. The proxy statement and annual report to security holders are available at www.caliperls.com.

        Although not part of this proxy statement, we are also sending along with this proxy statement our 2008 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2008. You can also find a copy of our Form 10-K on the Internet through the electronic data system of the Securities and Exchange Commission ("SEC") called EDGAR at www.sec.gov or through the investor relations section of our website at www.caliperls.com.

PROPOSAL 1

ELECTION OF DIRECTORS

        The Company's Board of Directors is divided into three classes, each of which has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified, unless the elected director is placed in a different class by a vote of the Board. This includes vacancies created by an increase in the number of directors.

        There are three directors in the class whose term of office expires in 2009. If elected at the annual meeting, all of these nominees would serve until the 2012 annual meeting and until his or her successor is elected and has qualified, or until the director's death, resignation or removal, unless the elected director is placed in a different class by a vote of the Board. The class of directors whose current term will expire at our 2009 annual meeting of stockholders presently has three members: Ms. Kathryn Tunstall, Mr. E. Kevin Hrusovsky and Mr. David W. Carter. All of our seven directors then in office attended our 2008 annual meeting of stockholders either by telephone or in person.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve on the Board if elected.

        The following are brief biographies of the nominees and directors whose terms will continue after the annual meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT
THE 2012 ANNUAL MEETING

        Kathryn Tunstall, age 58, has been a director since February 2004. Ms. Tunstall is Chairman of the Board of Conceptus, Inc., a medical technology company. She served as President and CEO of Conceptus from July 1993 through December 1999. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for divisions of American Hospital Supply, a public manufacturer and distributor of healthcare products. Since August 2006, Ms. Tunstall has served as Chairman of NeoMatrix LLC, a private company. Ms. Tunstall holds a B.A. in Economics with business emphasis from the University of California at Santa Barbara.

        E. Kevin Hrusovsky, age 47, was appointed President and CEO of the Company immediately following the acquisition of Zymark Corporation, a liquid handling instruments company, by the Company in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division, for FMC Corporation, a diversified holding company. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. He has also served as a board member of the Association for Laboratory Automation since January 2003. He received his B.S. in Mechanical Engineering from Ohio State University, and an M.B.A. from Ohio

University. He is a member of the Advisory Committee for the Center for Biomedical Engineering at Brown University.

        David W. Carter, age 70, was elected as a member of the Board on August 9, 2006, following the acquisition of Xenogen Corporation. Mr. Carter currently serves as President of DaCart, Inc., a private company which he co-founded in 2006. Previously, Mr. Carter had served as Chairman of the Board of Xenogen since November 1997, and as Xenogen's Chief Executive Officer from April 2003 until August 2006. From January 1998 to April 2003, Mr. Carter served as Xenogen's Co-Chief Executive Officer, and from May 1997 to November 1997, Mr. Carter was a consultant to Xenogen. From 1991 to May 1997, he served as Chairman of the Board, President and Chief Executive Officer of Somatix Therapy Corporation, a publicly-held gene therapy company, which merged with Cell Genesys, Inc., in 1997. Mr. Carter is a director of Cell Genesys, Inc., ImmunoGen, Inc., Cobalt Biofuels and Origen Therapeutics. Mr. Carter received a B.A. in history and an M.B.A. from Indiana University.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2010 ANNUAL MEETING

        Van Billet, age 55, has been a director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002, Mr. Billet was a corporate consultant. From June 2000 to April 2001, Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000, he served as Vice President and CFO of PJM Interconnection, LLC, an electric power pooling company. From 1987 to 1999, Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including most recently as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School, and a legal Masters Degree in tax from Temple University Law School.

        Robert C. Bishop, Ph.D., age 66, has been a director since April 2002 and has served as Chairman of the Board since June 2008. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of AutoImmune's board since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions at Allergan, Inc., an ophthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. Dr. Bishop is a director of Millipore Corporation and a member of the Board of Advisors to Water Street Capital, a private equity firm. Dr. Bishop is a member of the Board of Managers/Trustees for the MFS/Sun Life Series Trust and Compass Funds complex. Dr. Bishop received his B.A. degree in psychology and a Ph.D. in biochemistry from the University of Southern California, and his M.B.A. from the University of Miami.

        David V. Milligan, Ph.D., age 68, has been a director since October 1996. He was the Chairman of the Board until July 2002 and is currently Vice-Chairman. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, Inc., a healthcare products company. During his career at Abbott Laboratories, he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently a director of WebLOQ. He is a member of the Chemistry Department Advisory Board of Princeton University as well as the Chemical Sciences Leadership Council of the University of Illinois at Urbana-Champaign. Dr. Milligan holds an A.B. in chemistry from Princeton University and M.S. and Ph.D. degrees in organic chemistry from the University of Illinois.

DIRECTOR CONTINUING IN OFFICE UNTIL THE 2011 ANNUAL MEETING

        Allan L. Comstock, age 65, has been a director since September 2005. Mr. Comstock joined Atlantic Richfield Company (ARCO) in 1970 and was Vice President and Controller of ARCO from 1993 until his retirement in 2000. Prior to 1993, he held numerous financial and accounting positions, including Manager of Operations Analysis for ARCO Products Company, General Auditor for ARCO, and Vice President of Planning & Control for ARCO Chemical Company. Mr. Comstock holds a B.S. in accounting and an M.B.A. from Southern Illinois University.

 MANAGEMENT

        The following are our executive officers and key employees, together with their ages and biographical information:

        For the biographical information with respect to E. Kevin Hrusovsky, the Company's President and Chief Executive Officer, see "Proposal 1—Nominees For Election For A Three-Year Term Expiring At The 2012 Annual Meeting."

        Bruce J. Bal, 50, currently serves as Senior Vice President, Operations, and was appointed to the position of Vice President, Operations and Aftermarket Businesses following the combination of the Company with Zymark. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation, a diversified holding company, in the Biotechnology Division as Director of Operations. He has also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was General Manager of United States Pollution Control, Inc. in Utah. Mr. Bal received a B.S. in Chemical Engineering from the University of Wisconsin in 1981 and an M.B.A. from Loyola University, Louisiana in 1986.

        Enrique Bernal, 70, was promoted to Senior Vice President, In Vitro Business Development in May 2008. He was Vice President, Instrument R&D following the acquisition of Zymark. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, where he was responsible for all engineering functions and product development. Previously, he had spent 29 years at Honeywell Inc. He received a B.S. in Physics from the College of St. Thomas, and a Masters in Physics from the University of Minnesota.

        Paula J. Cassidy, 40, was promoted to Senior Vice President, Human Resources in March 2009. Ms. Cassidy previously was Vice President, Human Resources at Virtusa Corp., a global provider of software development and related IT services. In that position, Ms. Cassidy was responsible for all aspects of the human resources function and she established a cohesive and unified global HR practice. Prior to joining Virtusa Corp. in 2003, Ms. Cassidy was with Innoveda, Inc., a publicly traded provider of software and services for the electronic design automation industry. Innoveda had facilities all over the world including the United States, Europe, Israel and Asia. Prior to Innoveda, Ms. Cassidy was Vice President, Human Resources for a wholly-owned subsidiary of Synopsys, Inc. Ms. Cassidy started her career in Human Resources at Viewlogic Systems, Inc. and held various management positions while at Viewlogic. Ms. Cassidy holds a bachelors degree from St. Anselm College.

        Stephen E. Creager, 55, currently serves as Senior Vice President, General Counsel and Secretary. Mr. Creager joined the Company in October 2002 as Associate General Counsel and was appointed to the position of Vice President, General Counsel and Secretary following the combination of the Company with Zymark. Previously, Mr. Creager served as Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International, and prior to that served as General Counsel of Tyco Electronics. Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree, both from Yale University.

        Joseph H. Griffith IV, 34, was promoted to Vice President, Finance in April 2008. He previously served as Corporate Controller since July 2003, having also served as Corporate Controller for Zymark Corporation, which was acquired by the Company, since 2002. Mr. Griffith was previously employed by Arthur Andersen, LLP in its Boston, MA audit practice from 1997 to 2002. He received his B.S. in Accounting from Villanova University, and is a licensed Certified Public Accountant in the State of Pennsylvania.

        William C. Kruka, 48, currently serves as Senior Vice President, Corporate Development and Head Imaging Business Unit, and joined the Company in 2002 as Vice President, Business Development. Previously, Mr. Kruka was Senior Manager of Business Development with leading life science tool provider Applied Biosystems Group, an Applera Corporation business. Prior to Applied Biosystems, Mr. Kruka held a number of corporate business development, sales, marketing and administration positions with Applera and its predecessors, PE Corporation and The Perkin-Elmer Corporation, from 1983 to 2002.

        Jerome Leclercq, 44, was promoted to Vice President, International Research Sales & Aftermarket Service & General Manager International Operations, in August 2008. From March 2007 until August 2008, Mr. Leclercq had served as General Manager, European, Middle Eastern and Asian Commercial Operations for the Company. Prior to that, Mr. Leclercq held several positions within the Company and Zymark Corporation, which he joined in October 1987. He received his Masters Degree in Biochemical Engineering from University of Clermont-Ferrand in 1987.

        David M. Manyak, Ph.D., 56, is currently Executive Vice President, Caliper Discovery Alliances & Services Business Unit, and joined the Company in 2005 as Executive Vice President, Drug Discovery Services. Previously, Dr. Manyak was Chief Executive Officer of NovaScreen Biosciences, which was acquired in October 2005, since January 1993. Dr. Manyak was a biotechnology industry consultant and was co-founder and former Director of GeneMedicine Inc., a gene therapy company that had its initial public offering in 1994 and has since merged to form Valentis Corp. He was previously employed by Merrill Lynch & Co. (from 1985 to 1990) as Vice President, Senior Biotechnology Industry Analyst for Merrill Lynch & Co. and held a similar position with Value Line Inc. from 1983 to 1985. Dr. Manyak holds a Ph.D. in Zoology/Biochemistry from Duke University and a B.A. from Brown University.

        Peter F. McAree, 44, has served as Senior Vice President and Chief Financial Officer since April 2008 after having held the position of Vice President of Finance since 2003. Mr. McAree was Chief Financial Officer of Zymark Corporation from May 2000 until the acquisition of Zymark by the Company in 2003. From January 2000 through November 2000, Mr. McAree served as Chief Financial Officer of Iconomy.com, Inc., an e-commerce solutions provider. From January 1999 through December 1999, Mr. McAree was an independent consultant. From January 1997 through December 1998, Mr. McAree served as Executive Vice President and Vice President, Finance at Elcom International, Inc., and as President of Elcom Systems, a software solutions provider. Prior to Elcom, Mr. McAree was Chief Financial Officer of Geerlings & Wade, Inc., a direct marketer of wine, from 1995 through 1996. Mr. McAree was employed by Arthur Andersen LLP, Boston, MA audit practice from 1986 to 1995 where he held various positions, most recently as Senior Manager in 1995. He received his B.S. in Accountancy from Bentley College, and is a licensed Certified Public Accountant in Massachusetts.

        Nicholas C. Mitropoulos, 51, was appointed Vice President North America Research Sales & Aftermarket Service in August 2008. Mr. Mitropoulos joined the Company as Divisional Vice President of Commercial Operations in August 2007. Prior to joining the Company, Mr. Mitropoulos served as Vice President of Worldwide Sales for GenomeQuest, Inc., a venture-backed life science software company. From 1988 to 2005, Mr. Mitropoulos held various management positions, including Vice President of Worldwide Sales at Accelyrs, Inc., a life science scientific software company. Mr. Mitropoulos started his career as a Financial Analyst with GCA Corporation, a manufacturer of capital equipment for the semiconductor industry. He received his B.S. and an M.B.A. in Finance and Marketing from Babson College.

        Bradley W. Rice, Ph.D., 49, was promoted to Senior Vice President, Systems R&D in May 2008. Dr. Rice had served as the Chief Technical Officer and Vice President of Xenogen since January 2005. From 1999 through 2004, he served as the Senior Director of Imaging R&D. Prior to joining Xenogen, Dr. Rice worked for 15 years as a scientist at Lawrence Livermore National Laboratory developing optical diagnostic instrumentation in the magnetic fusion energy program. Dr. Rice received his B.A. in Physics from Colorado College, M.S. in Electrical Engineering from the University of Wisconsin-Madison, and his Ph.D. in Applied Science from the University of California-Davis.

        Mark T. Roskey, Ph.D., 49, was promoted to Senior Vice President, Biology R&D in March 2009. He was appointed to the position of Vice President, Worldwide Marketing following the acquisition of Zymark, where he had held this role since he joined Zymark in December 2001. Prior to that, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. Dr. Roskey holds a B.S. in Biology from Framingham State College, a Ph.D. in Microbiology from the University of Notre Dame and completed a postdoctoral fellowship in Molecular Immunobiology at the Harvard Medical School.

 INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

        As required under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's board must qualify as "independent," as affirmatively determined by the board. The Board consults with our legal counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that Van Billet, Robert C. Bishop, David W. Carter, Allan L. Comstock, David V. Milligan and Kathryn A. Tunstall are independent directors within the meaning of the applicable NASDAQ listing standards.

MEETINGS OF THE BOARD OF DIRECTORS

        The Board met seven times during fiscal year 2008. It is Caliper's policy to encourage directors and nominees for director to attend our annual meeting of stockholders. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

        As required under applicable NASDAQ listing standards, in fiscal year 2008, the independent directors met regularly in scheduled executive sessions at which only independent directors were present.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

        The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2008 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Van Billet	X		X		X
Kathryn A. Tunstall			X	*
Robert C. Bishop	X		X		X	*
Allan L. Comstock	X	*
David W. Carter					X
Total meetings in 2008	5		5		1

  *
  Denotes current committee chairperson

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable rules and regulations regarding "independence," and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our Company.

AUDIT COMMITTEE

        The Audit Committee of the Board oversees our corporate accounting and financial reporting process. In this role, the Audit Committee performs several functions, including evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors; determining whether to retain or terminate the existing independent auditors and to appoint and engage new independent auditors; reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services; monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law; conferring with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviewing and approving any related person transactions; reviewing, prior to announcement, Company press releases disclosing financial results; establishing procedures, as required under applicable law, for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls and auditing matters, and any confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discussing with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statements. The Audit Committee may designate subcommittees that are empowered to exercise the powers and authority of the Audit Committee. The Audit Committee met five times during fiscal year 2008. The Audit Committee has adopted a written Audit Committee Charter, a copy of which can be found on the Company's corporate website at www.caliperLS.com under "Investors."

        The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the NASDAQ listing standards). Mr. Comstock serves as the Audit Committee Chairperson. The Board made a qualitative assessment of Mr. Comstock's level of knowledge and experience based on a number of factors, including his formal education and his past experience as a financial executive, and has designated him as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the Board for the fiscal year ended December 31, 2008, consisted of Dr. Bishop, Mr. Billet and Mr. Comstock, with Mr. Comstock serving as Chairperson. All members of the Company's Audit Committee are independent (as independence is defined in the NASDAQ listing standards).

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board. The Company's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures.

        In addition, the Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors' accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, their judgments as to the quality as well as the acceptability of the Company's accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by the Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board, and has considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without the Company's management present, to discuss the results of the auditors' examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions with the Company's independent auditors referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009.

AUDIT COMMITTEE
Allan L. Comstock (Chair) Robert C. Bishop, Ph.D. Van Billet

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

 COMPENSATION COMMITTEE

        The purpose of the Compensation Committee of the Board is to implement a philosophy of overall compensation of the Company's directors, officers and employees that is consistent with the Company's goals and objectives. The Committee's responsibilities include, among others, making recommendations to the Board in connection with the Board discharging its responsibilities regarding the compensation of the Company's directors and senior management; assisting the Board in establishing appropriate incentive compensation and equity-based plans and overseeing the administration of such plans; overseeing the annual process of evaluation of the performance of the Company's senior management; and performing such other duties and responsibilities as are enumerated in and consistent with the Charter of the Compensation Committee.

        The Compensation Committee met five times during fiscal year 2008. The Compensation Committee has adopted a written Compensation Committee Charter, a copy of which can be found on the Company's corporate website at www.caliperLS.com under "Investors."

        As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the Committee.

        Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other senior management, is included below in the section entitled "Compensation Discussion and Analysis." In addition, as noted below, the Compensation Committee periodically retains Watson Wyatt as a consultant to assist in evaluating the competitiveness of the Company's executive compensation practices. Watson Wyatt does not provide any services to the Company other than compensation consulting services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2008, Ms. Tunstall, Mr. Billet, and Dr. Bishop served as members of the Compensation Committee of our Board. No member of the Compensation Committee was or has ever been an officer or employee of the Company or its subsidiaries. No member of the Compensation Committee or our Board serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the Board or compensation committee of the other entity.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

        The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of the Company, establishing criteria for membership on the Board, recommending to the Board candidates for election to the Board, including the reelection of current directors to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, including the committees of the Board, and overseeing all aspects of the Company's corporate governance functions. The Nominating and Corporate Governance Committee charter can be found on the Company's corporate website at www.caliperLS.com under "Investors." All members of the Nominating and Corporate Governance Committee are independent, as independence is currently defined in the NASDAQ listing standards. The Nominating and Corporate Governance Committee met once during fiscal year 2008.

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise in the life sciences industry in order to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity and depth of experience, skills, and such other factors as it deems appropriate, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors' independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In conducting a search for a new director candidate, the Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee then meets to discuss and consider such candidates' qualifications and selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

        To date, the Nominating and Corporate Governance Committee has not received any timely director nominees from a stockholder or stockholders holding more than 5% of the Company's voting stock. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation, in accordance with the procedures specified in the Company's bylaws, addressed to the Company's Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. The Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director, and a representation that the nominating stockholder is a beneficial or record owner of the Company's common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee, and to serve as a director if elected. Please refer to the Company's bylaws for other procedural requirements.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at www.caliperLS.com under "Investors." Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of our Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. Each communication should include the name and address of the stockholder of the Company on whose behalf the communication is sent, and the number of our shares that are beneficially owned by such stockholder as of the date of the communication. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Corporate Secretary to be appropriate for communication to the Board or such director, will be submitted to the Board or such director on a periodic basis.

CODE OF BUSINESS CONDUCT AND ETHICS

        The Company has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees of the Company. The Code of Business Conduct and Ethics is available on the Company's website at www.caliperLS.com under "Investors." If the Company makes any substantive amendments to the Code of Business Conduct and Ethics, or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly file a Current Report on Form 8-K disclosing the nature of the amendment or waiver, unless disclosure of such amendments or waivers is then permitted to be disclosed by posting the information on its website.

 PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In March 2009, the Audit Committee of the Board selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009, and further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2009 annual meeting. Ernst & Young LLP has audited our financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to stockholder questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of shares entitled to vote on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRE-APPROVAL POLICIES AND PROCEDURES

        The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging the Company's independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of the Company's independent auditors to render that service. Accordingly, the Company does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2008 and December 31, 2007, by Ernst & Young LLP, the Company's independent registered public accounting firm:

	Fiscal Year Ended
	2008	2007
	(in thousands)
Audit Fees	$909	$912
Audit-related Fees	56	—
Tax Fees	67	83
All Other Fees	—	—

Total Fees	$1,032	$995

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's financial statements and review of the interim financial statements included in quarterly reports, Section 404 attest services, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." In 2008, such fees related to services performed by Ernst & Young LLP in connection with our sale of two product lines.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    Consists of fees for products and services other than the services described above.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

        All fees for services rendered in 2008 and 2007 described above were approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 PROPOSAL 3

APPROVAL OF THE 2009 EQUITY INCENTIVE PLAN

        We are asking you to approve the 2009 Equity Incentive Plan (the "2009 Equity Incentive Plan") and the reservation of an aggregate of ten million shares of our common stock for issuance pursuant to the 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan is intended to replace our 1999 Equity Incentive Plan (the "1999 Plan") and our 1999 Non-Employee Directors' Equity Incentive Plan (the "1999 Directors' Plan" and, collectively with the 1999 Plan, the "Existing Plans"), which will terminate upon the earlier of (i) approval of the 2009 Equity Incentive Plan at the 2009 Stockholders Meeting or (ii) pursuant to their terms on September 30, 2009. Upon stockholder approval of the 2009 Equity Incentive Plan, no new equity awards will be made under the Existing Plans.

        As of March 31, 2009, an aggregate of 10,285,809 shares of our common stock was subject to outstanding awards previously granted under the Existing Plans. To the extent that any of these awards terminate, expire or lapse, the shares subject to such terminated awards will not become available for issuance under either the Existing Plans or the 2009 Equity Incentive Plan.

        Our Board has adopted, subject to stockholder approval, the 2009 Equity Incentive Plan for the benefit of members of the Board, our employees, and our consultants. The 2009 Equity Incentive Plan is being submitted to you for approval at the annual meeting in order to ensure (i) favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code of 1986 (the "Code"), and (ii) continued eligibility to receive a federal income tax deduction for certain compensation paid under our Plan by complying with Rule 162(m) of the Code. Approval by our stockholders of the Plan is also required by the NASDAQ listing standards. Of the ten million shares reserved under the 2009 Equity Incentive Plan, we have established a 2.5 million share limit on the number of shares that may be granted as "full value" awards. A full value award is an award which is a one-for-one common stock equivalent, such as a restricted stock grant that does not require the individual to pay a purchase or exercise price to receive the shares of common stock. By limiting the number of full value awards that we may grant under the 2009 Equity Incentive Plan, we are seeking to limit the number of awards that may be granted that provide value to the recipient of the award even if the price of our common stock doesn't increase after the date of the award.

INTRODUCTION

        We believe that equity awards should be a key component of employee compensation for employees with management responsibilities or that otherwise play a key role within our Company because equity awards promote employee attention to the importance of running our business as efficiently as possible. We also believe that equity awards enable us to compete effectively for the best talent in our industry. We firmly believe that the approval of the 2009 Equity Incentive Plan and the ability to grant equity awards are essential to our continued success. Equity compensation is key to attracting and retaining this talent and keeping our employees motivated. If our stockholders do not approve the 2009 Equity Incentive Plan, the 1999 Plan and 1999 Directors' Plan will remain in effect until they expire by their terms on September 30, 2009, but our ability to provide future awards will be limited, and we will likely be unable to award equity compensation to our executive officers, key employees and non-employee directors for the foreseeable future.

        The following summarizes the terms of the 2009 Equity Incentive Plan. This summary is qualified by reference to the full text of the 2009 Equity Incentive Plan, which is attached as Appendix A to this Proxy Statement.

GENERAL

  •
  The 2009 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, and other types of stock based awards to officers, employees, non-employee directors and consultants. However, the 2009 Equity Incentive Plan contains a limit of 2.5 million shares that may be issued under the Plan as full value awards.

  •
  The 2009 Equity Incentive Plan has a ten-year term through June 2, 2019.

  •
  Stock options granted under the 2009 Equity Incentive Plan have a maximum term of ten years.

  •
  The maximum number of shares with respect to one or more awards that may be granted to any one participant during any calendar year is 1.5 million.

ADMINISTRATION

        The 2009 Equity Incentive Plan may be administered by the full Board or by a committee of the Board. In the past the full Board, acting by a majority of its members in office, has conducted the general administration of our equity incentive plans with respect to all awards granted to the Company's senior management and to our non-employee directors. The Board has typically delegated to our Chief Executive Officer ("CEO") the authority to determine and make individual equity awards to our employees, except for our officers who report directly to the CEO. We expect that the 2009 Equity Incentive Plan, if approved by our stockholders, will generally be administered by our Board in a manner consistent with the manner in which our Board has administered the Company's prior equity incentive plans.

        Under the terms of the 2009 Equity Incentive Plan, the Board may, in its discretion, amend any term or condition of an outstanding award provided (i) such term or condition as amended is permitted by the Plan, and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant. The Plan does not provide for the repricing of stock options or other awards.

ELIGIBILITY

        Persons eligible to participate in the 2009 Equity Incentive Plan include any person who is our, or our affiliate's, employee, consultant or member of the Board, as determined by the administrator of the Plan. There are approximately 500 individuals that are eligible to participate under the 2009 Equity Incentive Plan.

LIMITATION ON AWARDS AND SHARES AVAILABLE

        An aggregate of ten million shares of our common stock will be available for grant pursuant to the 2009 Equity Incentive Plan, provided that the aggregate number of shares of our common stock available for issuance under the 2009 Equity Incentive Plan as "full value" awards is limited to 2.5 million shares under the terms of the Plan. The shares of common stock covered by the 2009 Equity Incentive Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market.

        Generally, shares subject to awards under the 2009 Equity Incentive Plan that terminate, expire, or lapse for any reason are made available for issuance again under the 2009 Equity Incentive Plan.

Shares of our common stock tendered or withheld to satisfy the grant or to pay or satisfy the exercise price or a tax withholding obligation pursuant to any award will not be available for issuance again under the 2009 Equity Incentive Plan.

        The maximum number of shares of common stock that may be subject to one or more awards granted to any one participant pursuant to the 2009 Equity Incentive Plan during any calendar year is 1.5 million.

AWARDS

        Historically, we have generally issued incentive stock options, nonqualified stock options, restricted stock, and restricted stock units under our equity incentive plans. In addition to these types of awards, the 2009 Equity Incentive Plan also provides for the grant of other types of stock or stock-based awards, which could include stock appreciation rights, phantom stock awards or stock units.

        Stock Options.    Stock options, including incentive stock options, as defined under Section 422 of the Code, and nonqualified stock options may be granted pursuant to the 2009 Equity Incentive Plan. The option exercise price of all stock options granted pursuant to the 2009 Equity Incentive Plan will not be less than 100% of the fair market value of the common stock on the date of grant. Stock options may be exercised as determined by the administrator of the 2009 Equity Incentive Plan, but in no event may a stock option have a term extending beyond the tenth anniversary of the date of grant. Incentive stock options granted to any person who owns, as of the date of grant, stock possessing more than ten percent of the total combined voting power of all classes of our stock will have an exercise price that is not less than 110% of the fair market value of our common stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be incentive stock options are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

        Award agreements for stock options include rules for exercise of the stock options after termination of service. Options may not be exercised unless they are vested, and no option may be exercised after the end of the term set forth in the award agreement. Generally, stock options will be exercisable for three months after termination of service for any reason other than death or total and permanent disability, and for 18 months after termination of service on account of death and for 12 months after termination of service on account of total and permanent disability.

        Restricted Stock.    Restricted stock awards may be granted pursuant to the 2009 Equity Incentive Plan. A restricted stock award is the grant of shares of our common stock at a price determined by the administrator (including zero) that is subject to transfer restrictions and may be subject to substantial risk of forfeiture until specific conditions are met. If the grantee does not satisfy the conditions by the end of the restricted period, the restricted stock is forfeited. Conditions may be based on continuing employment or achieving performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares. The restrictions will lapse in accordance with a schedule or other conditions determined by the administrator.

        Restricted Stock Units.    Restricted stock units may be granted pursuant to the 2009 Equity Incentive Plan. A restricted stock unit award provides for the issuance of common stock at a future date upon the satisfaction of specific conditions set forth in the applicable award agreement. The conditions will be established at the time of grant, and may provide for the deferral of receipt of the common stock beyond the vesting date. On the vesting date, unless subject to further deferral, the participant will receive shares of common stock for each restricted stock unit. The administrator will specify the purchase price, if any, to be paid by the participant to us for such shares of common stock.

        Payment.    The administrator of the 2009 Equity Incentive Plan will determine the methods by which payments by any award holder with respect to any awards may be paid, the form of payment, including, without limitation: (1) cash, (2) shares of common stock held for such period of time as may be required by the administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required, or (3) by having the Company retain from the shares otherwise issuable, a number of shares having a Fair Market Value equal to the aggregate payment required, or (4) at the discretion of the administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the administrator. The 2009 Equity Incentive Plan does not permit us to make or arrange for loans as a method of payment for any award.

        Transferability of awards.    No right or interest of a participant in any award granted under the 2009 Equity Incentive Plan may be pledged, encumbered, or subject to any lien, obligation or liability of the participant to any other party. Awards cannot be assigned, transferred or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the administrator. The administrator may provide in any award agreement, other than an incentive stock option agreement, that an award may be transferred to certain persons or entities related to a participant in the 2009 Equity Incentive Plan, including but not limited to members of the participant's family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly permitted by the administrator. Such permitted assignees shall be bound by and subject to such terms and conditions as determined by the administrator. Notwithstanding the foregoing, no awards may be transferred to third parties for value.

ADJUSTMENTS

        Upon the occurrence of certain transactions with our stockholders not involving our receipt of consideration, such as the combination or exchange of shares, merger or consolidation with another company, or a distribution to our stockholders (other than normal cash dividends), outstanding awards under the 2009 Equity Incentive Plan will be adjusted as provided in the Plan.

        If our common stock shall be subdivided or combined into a greater or smaller number of shares or if we issue any shares of common stock as a stock dividend, the number of shares of our common stock deliverable upon exercise of an option issued or upon issuance of an award shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. In addition, the number of shares of our common stock issuable under the 2009 Equity Incentive Plan, including the number of full values awards, will also be proportionately adjusted upon the occurrence of such events.

        Upon a merger or other reorganization event, our Board of Directors, may, in their sole discretion, take any one or more of the following actions pursuant to our Plan, as to some or all outstanding awards:

  •
  provide that all outstanding options shall be assumed or substituted by the successor corporation;

  •
  upon written notice to a participant provide that the participant's unexercised options will terminate immediately prior to the consummation of such transaction unless exercised by the participant;

  •
  in the event of a merger pursuant to which holders of our common stock will receive a cash payment for each share surrendered in the merger, make or provide for a cash payment to the participants equal to the difference between the merger price times the number of shares of our common stock subject to such outstanding options, and the aggregate exercise price of all such outstanding options, in exchange for the termination of such options;

  •
  provide that outstanding awards shall be assumed or substituted by the successor corporation, become realizable or deliverable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon the merger or reorganization event.

EFFECT OF A CHANGE IN CONTROL

        The Board has adopted a Key Employee Change of Control and Severance Benefit Plan pursuant to which the accelerated vesting of certain awards under the 2009 Equity Incentive Plan for certain of our officers could occur following a change of control of the Company. See "Executive Officer and Director Compensation—Post-Termination Compensation and Benefits" below.

AMENDMENT AND TERMINATION

        The 2009 Equity Incentive Plan expires on June 2, 2019. The Plan may be amended by the stockholders of the Company. In addition, the Board may terminate, amend, or modify the 2009 Equity Incentive Plan at any time, including, without limitation, to the extent necessary to qualify any or all outstanding awards granted under the Plan or stock rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding awards granted under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. In addition, even if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" of equity compensation plans, no amendment of the 2009 Equity Incentive Plan which (i) materially increases the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (ii) materially increases the benefits to participants under the Plan, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding options, (b) reduce the price at which shares of our common stock or options may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of participants eligible to participate in the Plan; or (iv) expands the types of awards provided under the Plan will become effective unless stockholder approval is obtained. Any amendment approved by the Board which the Board determines is of a scope that requires stockholder approval will be subject to obtaining such stockholder approval. Any modification or amendment of the Plan will not, without the consent of a holder of an outstanding award under the Plan, adversely affect his or her rights under an award previously granted to him or her.

FEDERAL INCOME TAX CONSEQUENCES

        The federal income tax consequences of the 2009 Equity Incentive Plan under current federal income tax law are summarized in the following discussion which deals with the general tax principles applicable to the 2009 Equity Incentive Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2009 Equity Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality. This summary assumes that all awards granted under the Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

        Incentive Stock Options.    Incentive stock options are intended to qualify for treatment under Section 422 of the Code. An incentive stock option does not result in taxable income to the optionee or deduction to us at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to the optionee (referred to as the "ISO holding period"). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in "alternative minimum taxable income" of the optionee. Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and we will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the shares.

        Non-Qualified Options.    Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options.

        A non-qualified option ordinarily will not result in income to the optionee or deduction to us at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to us in an amount equal to the optionee's compensation income.

        An optionee's initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

        Stock Grants.    With respect to stock grants under our Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received. Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

        With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

        Stock Units.    The grantee recognizes no income until the issuance of the shares. At that time, the grantee must generally recognize ordinary income equal to the fair market value of the shares received. We generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

        Section 162(m) of the Code.    Under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock award compensation and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any taxable year of the corporation. However, under Section 162(m) of the Code, the deduction limit does not apply to certain "qualified performance-based compensation."

        Pursuant to a special rule under Section 162(m), stock options and stock appreciation rights will satisfy the "qualified performance-based compensation" exception if (1) the awards are made by a qualifying compensation committee, (2) the plan sets the maximum number of shares that can be granted to any person within a specified period and (3) the compensation is based solely on an increase in the stock price after the grant date. The 2009 Equity Incentive Plan has been designed to permit the administrator to grant stock options and stock appreciation rights which will qualify as "qualified performance-based compensation."

NEW PLAN BENEFITS

        All future grants under the 2009 Equity Incentive Plan are within the discretion of the administrator and the benefits of such grants are, therefore, not determinable. No awards or grants have been made under the 2009 Equity Incentive Plan.

        Pursuant to our Non-Employee Director Compensation Policy, adopted by the Board, non-employee directors are eligible for automatic grants of non-qualified stock options upon initial election to the Board and for automatic annual grants of non-qualified stock options and restricted stock awards on the day following each of our annual meetings of stockholders. See "Executive Officer and Director Compensation" below for more information on our Non-Employee Director Compensation Policy. Awards granted under the Non-Employee Director Compensation Policy, or any policy subsequently adopted by the Board, are subject to all of the limitations for awards set forth in the 2009 Equity Incentive Plan and as described in this proposal.

VOTE REQUIRED

        Adoption of the 2009 Equity Incentive Plan requires approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3 at the Annual Meeting.

        On March 31, 2009, the closing market value of the Company's stock was $0.99.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

		Beneficial Ownership(1)
Beneficial Owner	Shares Issuable Pursuant to Options and Warrants(2)	Number of Shares (Including Number Shown in First Column)	Percentage of Total
Directors And Executive Officers
E. Kevin Hrusovsky	1,025,472	1,313,246	2.64%
Peter F. McAree	177,124	211,283	*
Thomas T. Higgins(3)	—	44,159	*
William C. Kruka	312,812	354,985	*
Stephen E. Creager	262,218	292,486	*
David M. Manyak, Ph.D.(4)	100,562	576,011	1.18%
Robert C. Bishop, Ph.D.	64,731	68,848	*
Van Billet(5)	50,731	54,848	*
David W. Carter	114,991	329,511	*
Allan L. Comstock(6)	37,064	42,181	*
David V. Milligan, Ph.D.(7)	72,941	133,680	*
Kathryn A. Tunstall	50,731	54,848	*
5% Stockholders
Royce & Associates, LLC(8)	—	4,975,229	10.22%
Platinum Asset Management Limited(9)	—	4,742,803	9.74%
Abingworth Management Ltd.(10)	—	3,456,078	7.10%
Manning & Napier(11)	—	3,368,282	6.92%
Millennium Management LLC(12)	615,065	3,266,357	6.62%
The Berwind Company LLC(13)	—	3,150,000	6.47%
Dimensional Fund Advisors Inc.(14)	—	2,881,218	5.92%
Barclays Global Investors, N.A.(15)	—	2,691,988	5.53%
Kopp Investment Advisors, LLC(16)	—	2,648,759	5.44%
All directors and executive officers as a group (20 persons)	3,342,485	4,783,686	9.19%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
This table is based solely upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 48,695,671 shares outstanding on March 31, 2009, adjusted as required by the SEC.

(2)
Includes shares that the individual would have the right to acquire as of May 30, 2009, 60 days after March 31, 2009, through the exercise or conversion of any stock option or other right.

(3)
Mr. Higgins served as the Company's principal financial officer until resigning from his position with the Company in April 2008.

(4)
Includes 24,176 shares directly owned by Dr. Manyak's children. Dr. Manyak disclaims beneficial ownership of these shares.

(5)
Mr. Billet is Chief Financial Officer of The Berwind Company LLC. Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(6)
Includes 1,000 shares held by The Comstock Family Trust, of which Mr. Comstock is a trustee.

(7)
Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(8)
Represents shares beneficially owned as of December 31, 2008 by Royce & Associates, LLC. Royce & Associates, LLC is located at 1414 Avenue of the Americas, New York, NY 10019. This information is based solely on a Schedule 13G filed by Royce & Associates, LLC.

(9)
Represents shares held as of December 31, 2008 by a number of funds managed by Platinum Asset Management Limited. Platinum Asset Management is located at Level 4, 55 Harrington Street, Sydney, Australia 2000. This information is based solely on a Schedule 13G filed by Platinum Asset Management Limited.

(10)
Represents shares beneficially owned as of December 31, 2008 by Abingworth Management Limited, Princess House, 38 Jermyn Street, London, England, SW1Y6DN. This information is based solely on a Schedule 13G/A filed by Abingworth Management Limited.

(11)
Represents shares held as of December 31, 2008 by Manning & Napier. Manning & Napier is located at 290 Woodcliff Drive, Fairport, NY 14450. This information is based solely on a Schedule 13G filed by Manning & Napier.

(12)
Represents shares held by Millennium Management, LLC as of December 31, 2008. Millennium Management LLC is located at 666 Fifth Avenue, 8th Floor, New York, NY 10103. This information is based solely on a Schedule 13F filed by Millennium Management, LLC.

(13)
The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(14)
Represents shares held as of December 31, 2008 by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is based solely on a Schedule 13G filed by Dimensional Fund Advisors, Inc.

(15)
Represents shares held as of December 31, 2008 by Barclays Global Investors, N.A. Barclays Global Investors, N.A. is located at 400 Howard Street, San Francisco, CA 94105. This information is based solely on a Schedule 13G filed by Barclays Global Investors, N.A.

(16)
Represents shares held as of December 31, 2008 by Kopp Investment Advisors. Kopp Investment Advisors is located at 7701 France Avenue South, Edina, MN 55435-3201. This information is based solely on a Schedule 13G filed by Kopp Investment Advisors.

 SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
1999 Equity Incentive Plan(1)	6,926,395	$5.28	9,377,692
1999 Non-employee Directors Plan(2)	434,251	$6.07	631,289
1999 Employee Stock Purchase Plan(3)	—	—	568,236
Equity compensation plans not approved by security holders	907,535	$6.17	269,516

Total	8,268,181	$5.42	10,846,733

(1)
On the day after each annual meeting until the year 2009, the aggregate number of shares of common stock available for issuance under the 1999 Equity Incentive Plan automatically increases by that number of shares equal to the greater of (i) five percent of the diluted shares outstanding or (ii) the number of shares of common stock subject to stock awards granted during the prior 12-month period, provided that the Board may provide for a lesser increase.

(2)
On the day after each annual stockholder meeting until the year 2009, the aggregate number of shares of common stock available for issuance under the Non-Employee Directors Plan automatically increases by that number of shares equal to the greater of (i) three-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the Board may provide for a lesser increase.

(3)
On the day after each annual stockholder meeting until the year 2009, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan automatically increases by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the Board may provide for a lesser increase.

        The following non-stockholder-approved equity compensation plans were in effect as of December 31, 2008.

        2001 Non-Statutory Stock Option Plan (the "2001 Plan").    All of our employees and consultants, other than officers and directors, are eligible to receive stock awards under the 2001 Plan. Although we may not generally grant stock awards to officers and directors under the 2001 Plan, we may grant stock awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if those persons become officers or directors in connection with such employment.

        A total of 500,000 shares of common stock has been reserved for issuance under the 2001 Plan. As of December 31, 2008, options to purchase a total of 307,535 shares were outstanding, and 189,516 shares remained available for future grants under the 2001 Plan.

        The Board administers the 2001 Plan unless and until the Board of directors delegates administration to a committee of the Board. The Board may suspend or terminate the 2001 Plan at any time. The Board may also amend the 2001 Plan at any time. However, no such amendment will be effective unless approved by our stockholders, to the extent stockholder approval is necessary to satisfy the requirements of any NASDAQ or securities exchange listing requirements.

        Under the 2001 Plan, the Board may grant only non-statutory options with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, an option generally terminates three months after the option holder's service to us or our affiliates terminates.

        If we are dissolved or liquidated, then any outstanding options under the 2001 Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2001 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

        Acquisition Equity Incentive Plan (the "Acquisition Plan").    The Acquisition Plan was adopted by our Board in 2003. All persons not previously employed by us are eligible to receive stock awards if such stock awards are an inducement to such persons to accept employment with us or accept or continue employment one of our affiliates.

        A total of 900,000 shares of common stock have been reserved for issuance under the Acquisition Plan. As of December 31, 2008, an aggregate of 600,000 options and unvested stock awards were outstanding, and 80,000 shares remained available for future grants under the Acquisition Plan.

        The Board administers the Acquisition Plan unless and until the Board delegates administration to a committee of the Board. If required under applicable law or NASDAQ listing requirements, the Acquisition Plan shall be administered by a committee as provided in the Acquisition Plan. Our Board may suspend or terminate the Acquisition Plan at any time. Our Board may also amend the Acquisition Plan at any time. However, no such amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of any NASDAQ or securities exchange listing requirements.

        Under the Acquisition Plan, the Board may grant non-statutory options and restricted stock, with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants. However, generally an option terminates three months after the option holder's service to us and our affiliates terminates.

        If we are dissolved or liquidated, then any outstanding options under the Acquisition Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the Acquisition Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exerciseability of the stock awards will accelerate.

 SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except for the following Form 4 filings: Bruce J. Bal, Stephen E. Creager, Peter F. McAree and David Manyak each filed one late filing on March 11, 2008; E. Kevin Hrusovsky filed a late filing on March 11, April 3, and April 10, 2008; and Joseph H. Griffith, IV filed a late Form 3 on April 16, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

        The primary purpose of our executive compensation program is to support the Company's overall objective to create long-term stockholder value. Toward this goal, the Compensation Committee, in conjunction with our full Board, has designed compensation practices to attract, motivate and retain superior executive talent, to reward our executives for performance, and to align our executives' interests with those of our stockholders. A central part of our compensation practices is our annual performance review process, which is designed to assess our management's performance against financial and qualitative objectives in a manner that directly links the compensation of each of the Company's executives to our overall corporate objectives, and therefore, to the interests of our stockholders. The short-term (annual) incentive portion of the total compensation of our executives is linked directly to the achievement of corporate financial, operating and strategic objectives, as well as individual performance. We continually review best practices for executive compensation, and strive to incorporate flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment as well as prevailing economic circumstances.

        The Compensation Committee regularly reviews the compensation practices of peer companies, along with several other factors, to ensure that our compensation programs continue to attract, retain and reward executive talent while still being tied to corporate and individual performance. We do not believe it is appropriate to establish compensation levels solely or primarily based on benchmarking; however, we recognize that our compensation practices must be competitive in the marketplace. Therefore, the Compensation Committee, with assistance from our management and periodic consultation with Watson Wyatt, a global consulting firm focused on human capital, evaluates the competitiveness of our compensation practices using publicly available compensation data from (i) relevant peer companies and (ii) compensation surveys the Company subscribes to, including the Radford/Aon Global Life Sciences Survey, which includes compensation analyses specifically for medical device companies, a subset of the Global Life Sciences data (such data are collectively referred to herein as the "Industry Benchmarks").

        Historically, some of the peer companies we referred to in setting our executive compensation included Accelerys, Inc., Affymetrix, Inc., Albany Molecular Research Inc., Arqule Inc., Cepheid Inc., Harvard Biosciences Inc., Illumina Inc., Orchid Cellmark, Inc., and Luminex Corp. In November 2008, the Company's Vice President of Human Resources, based on direction from the chairperson of the Compensation Committee, engaged Watson Wyatt to reevaluate the Company's existing peer group and to recommend changes. To identify appropriate peer companies and filter out others, Watson Wyatt utilized a peer selection and screening process that included the analysis of several factors, such as:

  •
  amount of annual revenue;

  •
  market capitalization;

  •
  relative industry and labor markets; and

  •
  business operations of companies with similar or related business functions.

        As a result of the analysis, Watson Wyatt recommended changes to the composition of the Company's existing peer group primarily because there had been significant consolidation activity in the life sciences industry, resulting in six of the Company's existing peers no longer being publicly traded. In addition, the reduction in the market capitalization of one peer company resulted in it falling below Watson Wyatt's screening threshold for the Company, and one existing peer Company's revenue had grown to make it too large relative to the revenue screening threshold for the Company. Watson Wyatt presented its analysis and recommendation to the Compensation Committee. The Compensation Committee then recommended the revised peer group to the Board, which approved the recommendations. The new peer group which will be used in compensation analysis in subsequent years includes the following companies:

Accelrys, Inc.	Affymetrix, Inc.	Albany Molecular Research, Inc.
Abaxis, Inc.	Cambrex Corp.	Cepheid, Inc.
Enzo Biochem, Inc.	Harvard Bioscience, Inc.	Iris International, Inc.
Life Sciences Research, Inc.	Luminex Corp.	Nektar Therapeutics

        Among the companies that were included in our peer group as of December 31, 2007 but which are no longer included are Arqule, Ciphergen Biosystems, Discovery Partners, Gene Logic, Illumina, Molecular Devices, Serologicals and Tripos.

        The table below sets forth the Company's position with respect to the peer group at the time the analysis was completed:

	Revenue (in millions)($)	Market Cap (in millions)($)	Number of Employees
25th Percentile	88.1	291.9	341
Median	132.3	418.8	491
75th Percentile	217.5	551.2	918
Caliper	140.3	135.5	543

  Data Source: Standard & Poor's Research Insight, October 23, 2008

        Watson Wyatt performs no other services for the Company other than compensation consulting. In order to benchmark executive compensation, we typically review the compensation data we have collected from the Industry Benchmarks and compare base salary, total cash compensation, long term incentives and total direct compensation based on certain characteristics of the companies surveyed, such as stage of development of the business, product/customer base, number of employees, revenue, market capitalization, and number of shares of stock outstanding. To support our objective of attracting and retaining superior industry talent, the Compensation Committee has adopted a compensation philosophy which is intended to align total direct compensation of executives at or near the market median based on these Industry Benchmarks.

Initial Compensation Determinations

        We determine each component of a new executive's initial compensation package based on numerous factors, including:

  •
  the individual's background, including training, functional expertise, and prior work experience;

  •
  the compensation paid to employees in similar roles in other companies in our industry;

  •
  the demand for individuals with similar specific expertise and experience;

  •
  performance goals, responsibilities and other expectations for the position;

  •
  comparison to other executives within the Company having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

Annual Performance Review Process

        We conduct an annual performance review process, which provides the basis for determination of any adjustments to base salaries, annual performance bonuses, special recognition awards, stock option and restricted stock unit awards (RSUs), and promotions. During the first quarter of each fiscal year, each member of the Company's senior management completes a self-evaluation in which the executive assesses his or her performance in the past year relative to the financial and qualitative goals that were previously established for that year, and develops individual goals for the upcoming year to support the Company's strategic goals. The quantitative metrics, which the members of the Company's senior management are largely measured by and which form the basis for a significant portion of total compensation, include revenue, ending backlog and deferred revenue, EBITDA, cash flow from operations and ending cash balance. The quantitative metrics established by our Board for 2008 are set forth below in "Annual Performance Bonuses." Our Chief Executive Officer meets with the Vice President of Human Resources and reviews and evaluates each executive's performance against the previously established financial metrics, qualitative goals, and reviews, revises as appropriate, and approves the goals for the following year. In addition to assessing and rating individual performance during the annual performance appraisal process, the Chief Executive Officer also determines if any recommendation should be made for:

  •
  a merit salary increase based on individual performance and also considering the executive's base salary as compared to the industry market median for the same position;

  •
  a promotion;

  •
  an incremental adjustment to base salary if there are significant differences in the executive's compensation as compared to industry benchmarks, or as may be appropriate relative to a promotional recommendation;

  •
  an equity award, and if so, what the amount and value of such award should be; and

  •
  other adjustments or awards that should be considered.

        In conjunction with the performance reviews conducted by the Chief Executive Officer, our Vice President of Human Resources develops a detailed compensation analysis for each executive including historical and current base salary, bonus potential versus bonus actually paid, historical and current value of long term incentives, and total direct compensation. Following his review of all executives, the Chief Executive Officer prepares compensation (including equity awards) recommendations for each of the executive officers (other than the Chief Executive Officer), and then presents these recommendations to the Compensation Committee.

        For each of the Company's executives, the Compensation Committee reviews and takes under advisement the following information:

  •
  the Chief Executive Officer's recommendations regarding the individual executive's performance and potential;

  •
  summary reports or "tally sheets" of the executive's historic total compensation; and

  •
  relevant Industry Benchmarks of pay levels and compensation program design.

        The purpose of a tally sheet is to show the total dollar value of the executive's annual compensation. This includes an executive's annual base salary, annual cash incentive award, and equity-based compensation. To the extent it may apply, a tally sheet may also include the value of any pension benefits, perquisites or other compensation. However, no such compensation benefits referred to in the prior sentence are currently provided to any executive at the Company. Additionally, tally sheets summarize each executive's outstanding equity awards and accumulated potential unrealized value, if any, under prior equity-based compensation awards. The Compensation Committee uses tally sheets to estimate the total annual compensation of the executive officers, and to provide perspective on the executive officers' aggregate, cumulative compensation from our compensation programs and potential payouts to the executive officers under a range of scenarios.

        The Compensation Committee may accept or adjust the compensation recommendations of the Chief Executive Officer prior to making its recommendation to the Board for final review and approval. Executives of the Company may attend certain portions of Compensation Committee and

Board meetings, but both the Compensation Committee and the Board regularly conduct closed meetings which do not include any members of the Company's management. Compensation decisions for executive management are made during these closed sessions. After the Board finalizes and approves the recommendations, the Chief Executive Officer meets with each executive to review his or her performance during the past year, to discuss goals for the upcoming year, and to communicate any compensation adjustment and equity awards. For all employees, including our executive officers, compensation adjustments are generally effective as of March 1 of each year.

        The annual performance review of our Chief Executive Officer is conducted by the Board, with the Chairperson of the Compensation Committee leading the process. Factors considered in evaluating the Chief Executive Officer's performance include both quantitative assessments of the performance of the Company against corporate goals adopted for a particular year, and a qualitative assessment of the Chief Executive Officer's leadership and management effectiveness, the appropriateness of strategic and operating plans including progress against long range objectives, and his ability to retain and develop executives. The Compensation Committee reviews the Chief Executive Officer's self-evaluation, coordinates an independent review of the Chief Executive Officer by each director, prepares a consolidated review of the Chief Executive Officer's performance, reviews the competitiveness and retention value of the Chief Executive Officer's current compensation package, and submits recommendations for compensation adjustments and equity and performance bonus awards to the Board. The Board may accept or adjust the recommendations prior to its final review and approval of the Chief Executive Officer's compensation. After the Board finalizes and approves the recommendations, the Chairman of the Board and Chairperson of the Compensation Committee meet with the Chief Executive Officer to review his performance during the past year and to discuss any compensation changes.

Compensation Methodology

        In developing executive compensation plans, the Compensation Committee, with assistance from management and periodically from Watson Wyatt, applies the following methodology: As noted above, the Company developed an analysis and tally sheet for each executive officer's compensation package based on market data from the Radford/AON Global Life Sciences industry market survey. Utilizing this survey data, the Compensation Committee determines for each executive how his or her current compensation level compares to the market percentiles. While the data generally reflects companies with a similar number of employees to the Company, the Compensation Committee utilizes a sixty percent weighting of the data from companies with 150-499 employees and forty percent weighting of the data from companies with 500+ employees. To the extent that compensation data is available for the relevant senior management positions, as an additional comparison, we compare the Global Life Sciences survey data with the Radford Medical Devices survey data following the same weighting of companies based on the number of their employees, where both data points are available. Based on this comparison, we believe compensation provided by Medical Device companies is comparable to that provided by Global Life Sciences companies; however the survey data for Medical Device companies are less robust with respect to job matching. In addition to the Industry Benchmarks, and with Watson Wyatt's assistance, the Company continues to monitor and evaluate and benchmark compensation and long term incentive data from the Company's industry peer group.

Compensation Components

        We analyze and review executive compensation emphasizing a total compensation approach. The total compensation approach takes into consideration the aggregate compensation, rather than focusing on each compensation component independently, and emphasizes long-term incentives versus cash incentives in order to align compensation with stockholder interests. Pursuant to our total compensation approach, the Compensation Committee establishes total annual direct compensation targets for each executive based on the market median of our compensation benchmark group as described above. The components of our total compensation package are as follows:

Base Salary

        In determining the appropriate base salary levels for the executive officers, the Compensation Committee considers, among other factors, the executive's scope of responsibility, span of control and influence, prior experience, past performance, data from the Industry Benchmarks, and the overall market demand for such executives at the time of hire. As with total executive compensation, we believe that executive base salaries should generally target the market median for executives in similar positions and with similar responsibilities in companies of similar size and stage of development as us. An executive's base salary is evaluated together with other components of the executive's compensation package to ensure that the executive's total compensation is in line with our overall compensation philosophy.

        Base salaries of all employees, including executive officers, are reviewed annually as part of our performance review program and may be increased based on achievement of individual goals. The level of merit increase for executives, if any, is also reviewed against publicly available data from companies identified as our peer group. We also establish a budgeted average increase in salaries for each fiscal year based on such market data. In 2008, our actual average salary increase for all employees of the Company was 3.49%. Each employee, including our executives, may have received more or less than the average salary increase depending upon individual performance and the market median for his or her position.

        In March 2009 the Board determined that, in light of current economic uncertainties, annual merit increases in base salary levels would not be implemented for employees including executives, in 2009, except in the case of promotions and other special circumstances.

        In fiscal year 2008, base salaries of the Company's executive officers, as a percentage of total target direct compensation, ranged from a high of approximately 50% to a low of 32%, assuming cash performance bonus payments at the targeted level. Subsequent to an extensive performance review and assessment of compensation relative to the benchmarking and industry analyses, the Board established the Chief Executive Officer's annual base compensation at $454,480, thereby positioning his base salary at approximately the twenty-fifth percentile of the Industry Benchmarks and at approximately 32% of our Chief Executive Officer's annual total targeted direct compensation.

Named Executive Officer	Percent Increase to Base Salary Effective March 1, 2008	Base Salary Effective March 1, 2008
E. Kevin Hrusovsky, President and CEO	4.0%	$454,480
Peter F. McAree, Senior Vice President and CFO(1)	10.0%	$206,800
Thomas T. Higgins, Former Executive Vice President and Chief Financial Officer(2)	2.5%	$284,950
William C. Kruka, Senior Vice President, Corporate Development and Head Imaging Business Unit(3)	3.5%	$252,540
Stephen E. Creager, Senior Vice President, General Counsel and Secretary	3.5%	$252,540
David M. Manyak, Ph.D., Executive Vice President, Caliper Discovery Alliances and Services(4)	5.5%	$261,640

(1)
Mr. McAree received an additional increase to his base salary of 8.9%, bringing his revised annual base salary to $225,000, in conjunction with his promotion to Sr. Vice President and Chief Financial Officer on April 1, 2008.

(2)
Mr. Higgins resigned from his position with the Company as Executive Vice President and Chief Financial Officer in April 2008.

(3)
Mr. Kruka received an additional increase to his base salary of 4.9%, bringing his revised annual base salary to $265,000, at the time the Company reorganized into strategic business units and in conjunction with his promotion to Senior Vice President Corporate Development & Imaging Business Unit on September 8, 2008.

(4)
Dr. Manyak received an additional increase to his base salary of 3.2%, bringing his revised annual base salary to $270,000, at the time the Company reorganized into strategic business units and in conjunction with his promotion to Executive Vice President, Caliper Discovery Alliances and Services Business Unit on September 8, 2008.

Annual Performance Bonuses

        We also maintain a Board-approved and Compensation Committee-managed performance cash bonus program pursuant to which executive officers, as well as other employees (other than employees on sales incentive bonus plans), have the opportunity to earn an annual cash bonus up to a prescribed target percentage of their annual base salary earnings. The target percentages range for non-executives from a low of 5% to a high of 22.5% of base salary. For executives, the target percentages for annual cash bonuses range from a low of 30% to a high of 100% of base salary, for our Chief Executive Officer. The actual performance bonus paid to an executive is based upon (i) the executive's assigned target bonus percentage, (ii) the executive's individual performance ranking resulting from the annual performance review process described above, and (iii) the Company's actual performance against the corporate performance metrics for the year as established by our Board, which we refer to as the "corporate performance factor." An annual performance bonus under this program is determined as follows: Base salary × Target bonus percentage = Bonus opportunity; Bonus opportunity × Individual rating × Corporate performance factor = Bonus earned. No performance bonus is paid to employees whose individual performance rating is below .70. As an example, if an employee earns a base salary of $150,000 and has a target bonus percentage of 20%, the employee's annual performance bonus opportunity would be equal to $30,000. If that employee had an individual performance rating of .85 and the corporate performance factor was .55, the employee's earned annual performance bonus would be $14,025.

        The target percentages for annual cash performance bonuses are generally set forth in the executive's employment offer letter, and are subject to adjustment from time to time, within the established parameters and with proper approval, based on recommendations of the Compensation Committee and approval of the Board.

        An executive's individual performance ranking is established during the annual review process described above under "Annual Performance Review Process." The corporate performance factor is generally established during the first quarter of each year when the Board, based on recommendations from the Compensation Committee, compares the Company's performance for the most recent completed fiscal year against the metrics previously established for such year. Such metrics are generally established by the Board during the first quarter of the fiscal year. In establishing the corporate performance metrics that will apply for a given fiscal year, the Board utilizes a multi-year perspective that takes into consideration the Company's historical financial performance, projected growth, and strategic goals and objectives, as well as the overall economic environment in which the Company operates. In 2008, the principal financial goals comprising the corporate performance factor assessment included targets related to revenue, ending backlog, earnings before interest, depreciation, taxes and amortization (EBITDA), operating cash flows, and year-end cash. The Compensation Committee believes that these quantitative metrics correctly align the Company's management with the interests of our stockholders. In addition, in fiscal 2008 and every year, the Board also evaluates the

Company's performance on the basis of non-financial strategic and qualitative measures and initiatives, as determined by the Board.

        Set forth in the table below are the corporate performance goals for 2008 established by the Board at the beginning of the year, and the Company's actual results compared to these goals.

	Target	Actual
	(in millions)
Revenue	$147.0	$134.1
Ending Backlog and deferred revenue	26.0	22.0
EBITDA	2.0	(4.8)
Cash flow from operations	—	(11.2)
Ending Cash balance	11.0	23.7

        In evaluating the Company's performance for 2008, the Board considered the Company's actual performance relative to the established quantitative corporate metrics described above, including how the actual measures were impacted by the occurrence of certain business events that occurred in fiscal 2008 that were not anticipated at the time the corporate metrics were adopted by the Board, for example, the effects of certain product line divestitures. The Board also considered the Company's performance against particular strategic and qualitative objectives and initiatives. Based on the Company's progress toward achieving these objectives and initiatives in 2008, the Board established a corporate performance factor of 0.25 for purposes of the annual performance cash bonus program. Specific milestone events considered by the Board that occurred during 2008 included the following:

  •
  divestiture of two non-core product lines during a difficult economic environment, which strengthened business focus and increased cash balances;

  •
  implementation of substantial cost reductions, including consolidation of certain senior management positions;

  •
  consolidation of California-based research and development operations into one facility;

  •
  favorable resolution of an outstanding litigation matter which resulted in intellectual property cross-licenses and a strategic partnership;

  •
  achievement of positive EBITDA in third and fourth fiscal quarters;

  •
  effective organizational streamlining along three strategic business units;

  •
  launch of several key products, including the LabChip GX electrophoresis instrument, the Zephyr molecular workstation, and the Kinetic real-time optical imaging system; and

  •
  positive revenue growth among core strategic product and service offerings (excluding divested product lines and certain non-recurring revenue adjustments).

        While the annual performance bonus is intended as a cash-based bonus program, for 2008 bonuses, the Board determined that it was in the best interests of the Company and its stockholders to revise the 2008 payment structure to include a combination of cash and restricted stock units (RSUs), based on an employee's level of responsibility within the Company, as shown in the table below:

	Cash	RSUs
	(% of bonus award)	(% of bonus award)
Executive officers	0%	100%
Manager level and above	25%	75%
Individual contributors with 7.5% bonus and greater	50%	50%
Individual contributors with 5% bonus	100%	0%

        Although performance bonuses are typically considered to be fully earned when paid, the RSUs provided to the Company's employees in total or partial payment of their 2008 performance bonuses are subject to a one-year cliff vesting requirement, measured from the effective date of grant, thereby delaying the date on which the RSU portion of the 2008 bonus is actually considered earned.

        Under the Chief Executive Officer's employment agreement with the Company, his target annual bonus is 100% of his annual base salary earnings, which if paid at this level would put his total cash compensation at the fiftieth percentile of the Industry Benchmarks. The Board decided that the personal performance factor tied to the Chief Executive Officer's annual performance bonus should be 1.25 for 2008 based on the Board's assessment of the Company quantitative performance against established metrics and its qualitative assessment of the Chief Executive Officer's individual performance. The actual dollar value of our Chief Executive Officer's bonus for 2008 totaled approximately 31% of his annual base earnings, or $141,115. Although the Chief Executive Officer's personal performance factor assessment by the Board was 1.25, or 125%, the Board assessed the Company's overall corporate performance at a factor of 0.25 (see discussion above regarding the Company's Annual Performance Cash Bonus Program for more detail regarding the corporate plan). The impact of the corporate performance factor on the Chief Executive Officer's annual bonus resulted in the aggregate bonus payment to him of approximately 31% of his targeted amount. This bonus was paid in RSUs having a one-year cliff vesting requirement in order to provide retention incentive as well as minimize the Company's use of cash.

        The table below shows our named executive officers' actual performance bonuses for 2008.

Named Executive Officer	Value of RSUs Granted To Executive for 2008 Performance Bonus ($)	# Of RSUs Granted(1)	Total Eligible Bonus Percentage	Percent of Total Eligible Bonus Achieved for 2008
E. Kevin Hrusovsky	141,115	180,917	100%	31.2%
Peter F. McAree	19,015	24,378	35%	25.0%
William C. Kruka	23,431	30,040	35%	26.2%
Stephen E. Creager	23,071	29,579	35%	26.2%
David M. Manyak, Ph.D.	28,001	35,898	45%	23.7%

(1)
The RSUs are subject to one year cliff vesting on March 3, 2010 and are subject to forfeiture if employment is terminated prior to vesting.

Long-Term Incentives

        We consider long-term equity incentives to be an important component of each executive's total compensation package, and therefore we weight the equity-based incentives heavily, compared to other components of total direct compensation. We believe this approach helps to ensure closer alignment of the interests of the Company's executives with the interests of our stockholders, and encourages retention of high-performing individuals. Executives who join the Company are typically awarded initial grants of stock options and restricted stock units (RSUs) with a total face value on the date of grant ranging from one to four times the executive's base salary. In addition, we conduct an annual equity review for each executive as part of our annual performance review program. In March of 2008, the percentage of each executive's total direct compensation that is comprised of long-term incentive compensation ranged from a low of 36% to a high of 44%. We have not adopted stock ownership guidelines.

        Our 1999 Equity Incentive Plan was established to enable stock-based awards such as common stock options and RSUs to be made to executives and employees. We use a combination of stock options, RSUs and other equity-based awards. The 1999 Equity Incentive Plan will expire on September 30, 2009, and the Company is seeking stockholder approval at the 2009 Annual Meeting of a new 2009 Equity Incentive Plan so that the Company will be able to continue to make similar awards to employees after the expiration of the 1999 Equity Incentive Plan. The Compensation Committee uses a combination of both stock options and RSUs in recommending equity awards for employees of the Company, although we generally grant fewer RSUs than the number of stock options we would grant for a similar purpose. We believe this approach to equity compensation will improve our recruiting competitiveness and enhance our ability to retain key employees, while minimizing stockholder dilution and stock option expense charges. In 2006, the Compensation Committee adopted a guideline of managing the annual share usage for long-term incentive awards for all employees, including executives, to between 3% and 4% of total common shares outstanding as of fiscal year end. In 2008, the annual granting of long-term incentive awards, as part of the annual performance review and executive compensation planning process, resulted in a usage of shares within this range.

        We anticipate that the annual value of executive equity incentive awards will be at or slightly above the market median for companies represented in the Industry Benchmarks. In determining the value of an equity award comprised of both options and RSUs, the Compensation Committee uses a formula, based on the Black-Scholes valuation method, to determine the value of the option portion of the total equity award.

        In determining stock option and RSU awards to an executive, the Compensation Committee considers:

  •
  the competitiveness of the executive's total compensation (base salary plus cash performance bonus potential plus equity incentives);

  •
  the executive's individual performance and responsibilities;

  •
  his or her expected future contributions to the Company's success;

  •
  the total number of shares in the award pool and the expense associated with equity awards;

  •
  the potential dilution resulting from equity awards;

  •
  the executive's current level of ownership of Company stock and options, as measured by total current value (based on the then-current price of our stock) of vested and unvested equity awards relative to ownership by other executives in the Company; and

  •
  an analysis of equity incentive awards granted to comparable executives by a peer group of biotechnology and life sciences companies.

        To ensure that the total direct compensation potential (including annual base salary, annual bonus potential and annual long-term incentive grants) of our Chief Executive Officer and the senior management remains aligned with stockholder interests, on March 6, 2008 the Board granted long term incentive awards to the Chief Executive Officer and the senior management staff as reflected in the table below "Grants of Plan-Based Awards."

        The equity awards are subject to the Company's standard four-year vesting provisions for equity awards.

        We typically make new hire, performance-based and promotion-related stock option and/or RSU awards at employee levels of "director" and above, as well as option and RSU grants to executives to reflect a significant change in job responsibilities. Performance-based equity awards are generally made in connection with the annual performance review process described above, which is typically completed in late March or early April of each year. Typically, approximately 20% of the Company's top performing employees are awarded equity grants during the annual process. Stock option awards are never granted at less than 100% of fair market value, defined as the closing price of our stock on the day immediately prior to the date of grant. Option awards typically vest over four years, with 25% of the shares vesting on the first anniversary of the executive's start date and the remaining shares vesting ratably each quarter thereafter. RSU awards typically vest 25% per year over a four-year period on the anniversary of the date of grant. Options have a term of 10 years, after which they expire.

Other Compensation

        We provide additional benefits to our executives that are substantially the same as those offered to all other employees, such as health, dental and vision insurance, life and disability insurance, flexible spending accounts, a 401(k) plan and access to an employee stock purchase plan. In addition, we may provide cash signing bonuses as part of an offer to certain executives and other employees. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. In addition, we may assist with certain relocation expenses associated with hiring an executive who must relocate in order to join us. We believe that signing bonuses and relocation expense reimbursements create additional incentives for an executive to join the Company in a position where there is high market demand. These forms of compensation are, however, recommended by our Chief Executive Officer to the Compensation Committee and subsequently approved by the Board in its discretion for executive officers. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one year of their date of hire.

Severance and Change in Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky which provides for severance payments other than in connection with a change in control of the Company. In February, 2005, the Board adopted the Company's Key Employee Change of Control and Severance Benefit Plan which provides certain executives with severance payments in the event of a termination or constructive termination following a change in control of the Company. The severance benefits including monthly base salary payments equal to his or her base pay at the time of separation and health and dental coverage through COBRA, are only payable to executives for a period of up to 24 months in the case of the Chief Executive Officer, and up to 12 months, for all other key employees, or in each case until the covered executive is employed by another company, whichever comes first. In addition to monthly base salary payments and continued health and dental coverage, executives covered by the Key Employee Change in Control Plan are eligible to receive his or her target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination. Because our executives are most at risk of having their employment involuntarily or constructively terminated following a change of control of the Company, we believe that the employment agreement with Mr. Hrusovsky and the Key Employee Change of Control and Severance Benefit Plan provide important retention incentives for executives which will protect the value of the Company in the event of a potential acquisition. See "Executive Officer and Director Compensation—Post-Termination Compensation and Benefits" for a description of the terms of these agreements.

        On April 3, 2008, Thomas T. Higgins resigned as Chief Financial Officer of the Company. In connection with his resignation, the Company and Mr. Higgins entered into a separation agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, in 2008 Mr. Higgins received: (i) a cash severance benefit of $209,403, paid through salary continuation over nine months, (ii) COBRA coverage for medical, dental and vision insurance benefits for nine months, and (iii) executive outplacement benefit valued at $12,500.

        Effective November 4, 2008, the Company amended and restated its Key Employee Change of Control and Severance Benefit Plan to ensure such Plan's compliance with Section 409A of the Internal Revenue Code. The modifications were technical in nature and did not substantively alter the structure of the benefits or the provisions of the Plan.

Conclusion

        Our compensation policies and practices are designed and are continually reviewed to ensure their alignment with our primary objectives of recruiting, retaining and motivating our executives and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT(2)

        The Compensation Committee has reviewed and discussed with the Company's management, the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

COMPENSATION COMMITTEE Kathryn A. Tunstall (Chair) Van Billet Robert C. Bishop, Ph.D.

(2)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Summary of Compensation

        The following table shows, for the fiscal years ended December 31, 2008, 2007 and 2006, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers as well as our former Chief Financial Officer (the "named executive officers"):

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
E. Kevin Hrusovsky,	2008	451,567	—	220,261	298,719	—	—	360	970,907
President and	2007	433,500	238,425	235,568	558,812	—	—	360	1,466,665
Chief Executive Officer	2006	413,333	312,000	309,978	775,896	—	—	—	1,812,532
Peter F. McAree,	2008	217,317	—	64,412	81,253	—	—	185	363,167
Senior Vice President and
Chief Financial Officer(3)
Thomas T. Higgins	2008	74,389	—	36,233	120,377	—	—	221,903	452,902
Former Executive Vice President	2007	276,167	51,263	124,660	197,691	—	—	—	649,781
and Chief Financial Officer(4)	2006	265,833	85,233	154,555	159,639	—	—	—	665,260
William C. Kruka,	2008	255,034	—	91,208	147,343	—	—	203	493,788
Senior Vice President,	2007	242,000	48,914	81,737	144,318	—	—	203	517,172
Corporate Development and
Head Imaging Business Unit(3)
Stephen E. Creager,	2008	251,117	—	93,353	140,645	—	—	618	485,733
Senior Vice President,	2007	242,000	41,927	97,089	115,656	—	—	618	487,290
Corporate Counsel and Secretary	2006	230,167	69,482	86,456	144,108	—	—	617	530,830
David M. Manyak, Ph.D.,	2008	261,995	—	71,099	123,512	—	—	—	456,606
Executive Vice President,	2007	246,333	67,064	66,207	81,711	—	—	—	461,315
Caliper Discovery Alliances	2006	238,000	73,683	79,336	41,361	—	—	—	432,380
and Services

Notes:

(1)
The amounts in column (d) reflect the bonus earned by the named executive officer for each applicable year. In lieu of cash bonuses for 2008, each such named executive officer received equity-based bonuses, paid in RSUs, as set forth in the table shown under Annual Performance Bonuses in the Compensation Discussion and Analysis in the section titled Compensation Components. The equity-based bonuses were based upon 2008 performance; however, each named executive officer is not entitled to receive such compensation if his employment is terminated prior to vesting on March 6, 2010. As such, the compensation associated with these awards will be earned, and recorded as compensation, over the course of time through March 6, 2010. In 2009 and 2010, the Summary Compensation Table will reflect such amounts accordingly.

(2)
The amounts in columns (e) and (f) reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), adjusted to disregard any estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(3)
Mr. McAree became a named executive officer in 2008 and Mr. Kruka became a named executive officer in 2007.

(4)
Mr. Higgins served as the Company's principal financial officer during 2008. He resigned from the Company in April 2008. In connection with his resignation, the Company and Mr. Higgins entered into a separation agreement (the "Separation Agreement"). Pursuant to the Separation Agreement, in 2008 Mr. Higgins received: (i) a cash severance benefit of $209,403, paid through salary continuation over nine months, (ii) COBRA coverage for medical, dental and vision insurance benefits for nine months, and (iii) executive outplacement benefit valued at $12,500. The Company also entered into a consulting agreement with Mr. Higgins, effective as of the termination of his employment (the "Consulting Agreement"), pursuant to which he agreed to be available to consult to the Company on an agreed basis and report to the Company's Chief Executive Officer for a term of six months, at an hourly rate of $200 per hour. No such consulting services were received nor fees paid in 2008. During the term of the Consulting Agreement, Mr. Higgins' outstanding and unvested equity awards from the Company continued to vest in accordance with the initial terms of such awards.

Grants of Plan-Based Awards

        The following table shows, for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the named executive officers.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	All Other Option Awards; Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)(5)
E. Kevin Hrusovsky	03/06/08	40,000	200,000	4.09	466,363
Peter F. McAree	03/06/08	17,000	70,000	4.09	175,497
Thomas T. Higgins(6)	03/06/08	13,500	56,250	4.09	140,367
William C. Kruka	03/06/08	18,000	75,000	4.09	187,156
	09/08/08	—	30,000	2.97	36,126
Stephen E. Creager	03/06/08	18,000	75,000	4.09	187,156
David M. Manyak, Ph.D.	03/06/08	18,000	75,000	4.09	187,156
	09/08/08	—	30,000	2.97	36,126

Notes:

(1)
25% of the number of shares subject to the option or stock award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(2)
25% of the number of shares subject to the option or stock award vest on the one-year anniversary date of the grant, and the remainder vest one sixteenth per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(3)
The exercise price of the stock option awards is equal to the fair market value of stock on the date of grant, which under our 1999 Equity Incentive Plan is established at the prior day's closing price of our common stock as reported by the NASDAQ Global Market.

(4)
Assumptions used in the calculation of these amounts are included in Note 12 to our audited financial statements for the fiscal year ended December 31, 2008, included in our Annual Report on Form 10-K filed with the SEC on March 13, 2009.

(5)
The grant date fair value of the restricted stock was calculated by multiplying the number of stock units by the market price of the stock on the date of grant.

(6)
All unexercised awards held by Mr. Higgins expired in January 2009.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows certain information regarding outstanding equity awards at December 31, 2008 for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
E. Kevin Hrusovsky	700,000	—		5.46	07/13/2013	—		—
	80,000	—		5.85	07/29/2014	—		—
	32,500	7,500	(1)	6.25	08/16/2015	10,000	(2)	9,700
	88,687	40,313	(1)	6.40	03/28/2016	18,000	(2)	17,460
	37,500	62,500	(1)	5.69	04/03/2017	26,250	(2)	25,463
	—	—		—	—	11,250	(3)	10,912
	—	200,000	(1)	4.09	03/05/2018	40,000	(2)	38,800
Peter F. McAree	100,000	—		5.46	07/13/2013	—		—
	18,000	—		5.85	07/29/2014	—		—
	4,062	938	(1)	6.25	08/16/2015	1,250	(2)	1,213
	11,687	5,313	(1)	6.40	03/28/2016	2,500	(2)	2,425
	18,812	24,188	(1)	6.02	02/26/2017	6,000	(2)	5,820
	—	—		—	—	5,833	(4)	5,658
	—	70,000	(1)	4.09	03/05/2018	17,000	(2)	16,490
Thomas T. Higgins(7)	87,500	—		7.90	01/09/2015	—		—
	10,125	—		6.25	08/16/2015	—		—
	29,375	—		6.40	03/28/2016	—		—
	30,375	—		6.02	02/26/2017	—		—
William C. Kruka	100,000	—		7.71	05/14/2012	—		—
	50,000	—		3.63	05/19/2013	—		—
	30,000	—		3.78	05/20/2013	—		—
	22,000	—		5.85	07/29/2014	—		—
	9,750	2,250	(1)	6.25	08/16/2015	3,000	(2)	2,910
	32,312	14,688	(1)	6.40	03/28/2016	6,500	(2)	6,305
	35,437	45,563	(1)	6.02	02/26/2017	11,250	(2)	10,913
	—	—		—	—	7,500	(4)	7,275
	—	75,000	(1)	4.09	03/05/2018	18,000	(2)	17,460
	—	30,000	(1)	2.97	09/07/2017	—		—
Stephen E. Creager	100,000	—		3.92	10/27/2012	—		—
	13,000	—		3.27	02/26/2013	—		—
	10,000	—		5.46	07/13/2013	—		—
	27,000	—		5.85	07/29/2014	—		—
	10,968	2,532	(1)	6.25	08/16/2015	3,375	(2)	3,274
	32,312	14,688	(1)	6.40	03/28/2016	6,500	(2)	6,305
	35,437	45,563	(1)	6.02	02/26/2017	11,250	(2)	10,913
	—	—		—	—	7,500	(4)	7,275
	—	75,000	(1)	4.09	03/05/2018	18,000	(2)	17,460
David M. Manyak, Ph.D.	15,000	5,000	(1)	6.86	11/15/2015	5,000	(2)	4,850
	25,437	11,563	(1)	6.40	03/28/2016	5,000	(2)	4,850
	28,437	36,563	(1)	6.02	02/26/2017	9,000	(2)	8,730
	—	75,000	(1)	4.09	03/05/2018	18,000	(2)	17,460
	—	30,000	(1)	2.97	09/07/2018	—		—

Notes:

(1)
25% of the number of shares subject to the option or stock award vest on the one-year anniversary date of the grant, and the remainder vest one sixteenth per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(2)
25% of the number of shares subject to the option or stock award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(3)
100% of the number of shares subject to the option or stock award vest on the 4th anniversary of the date of grant, April 4, 2007, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(4)
100% of the number of shares subject to the option or stock award vest on the 4th anniversary of the date of grant, March 16, 2007, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation Benefits" below.

(5)
The option expiration date for each option is 10 years after the date of grant of each option.

(6)
Market Value was calculated by multiplying $0.97, the closing price of our common stock on the NASDAQ Global Market on December 31, 2008, by the number of unvested stock units.

(7)
All unvested awards held by Mr. Higgins expired unexercised in January 2009.

Option Exercises and Restricted Stock Vested

        The following table presents information regarding the vesting of restricted stock and option awards during the fiscal year ended December 31, 2008. None of the named executive officers exercised stock options during the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
E. Kevin Hrusovsky	—	—	47,750	$179,433
Peter F. McAree	—	—	24,000	81,363
Thomas T. Higgins	—	—	19,750	78,248
William C. Kruka	—	—	15,500	59,250
Stephen E. Creager	—	—	17,125	65,306
David M. Manyak, Ph.D.	—	—	10,500	27,360

(1)
Value realized on vesting was calculated by multiplying $0.97, the closing price of our common stock on the NASDAQ Global Market on December 31, 2008, by the number of unvested stock awards.

Pension Benefits

        We do not have any qualified or non-qualified deferred benefit plans.

Nonqualified Deferred Compensation

        We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Post-Termination Compensation and Benefits

        In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause (other than in connection with a change in control), he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. If Mr. Hrusovsky is terminated without cause or constructively terminated from his employment within 13 months after a change of control, he will receive the severance benefits and accelerated vesting benefits set forth in our Key Employee Change of Control and Severance Benefit Plan, as described in the following paragraph.

        In February 2005, the Board adopted the Key Employee Change of Control and Severance Benefit Plan. The Plan was amended in November of 2008 to ensure compliance with Section 409A of the Internal Revenue Code. Such amendments did not substantively change the benefits and terms of the Plan. The Plan provides for the partial accelerated vesting of outstanding options and RSUs, and the payment of severance benefits, to certain executives, including all of the named executive officers, in the event that a covered officer is constructively or involuntarily terminated without cause within 13 months after a change in control, as defined in the Plan. The benefits provided to covered officers under the Plan include:

  •
  Salary Continuation.  Monthly payments equal to such executive's base pay at the time of the covered termination for (i) in the case of each covered executive other than our Chief Executive Officer, 12 months and (ii) in the case of the Chief Executive Officer, 24 months, or in each case until such covered executive is employed by another company, whichever occurs earlier;

  •
  Prorated Bonus Payment.  A payment equal to such executive's target bonus or incentive payment for the year in which the covered termination occurs, prorated through the date of such termination;

  •
  Benefit Continuation.  Continued provision of the Company's standard medical and dental benefit insurance coverage for the period of salary continuation specified above; and

  •
  Partial Vesting Acceleration of Equity Awards.  On the date of termination, vesting acceleration of an additional 30 months for all outstanding stock options, RSUs and other equity awards issued by the Company prior to the change of control.

Potential Payments upon a Change of Control

        If the total amount of payment under the change in control plan would cause the covered officer to incur "golden parachute" excise tax liability in connection with the change in control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan may be amended by the Board at any time prior to a change of control. The plan provides these benefits and protections to Mr. Hrusovsky, each of his direct subordinates including each of the named executive officers, and any other employee designated by the Board.

        The details of the potential payments payable to our named executive officers under severance and change in control arrangements upon termination of employment with or without a change of control are set out below.

        The Key Employee Change of Control and Severance Benefit Plan, as amended in November 2008, covering certain officers was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008.

Potential Payments upon Termination or Change in Control

        The following tables show the potential payments to our named executive officers upon termination or a change of control of the Company, assuming such events had occurred on December 31, 2008.

Potential Payments upon Termination without Cause or Resignation for Good Reason within 13 Months of a Change in Control

Name	Salary Continuation + Prorated Bonus ($)(1)	Value of Benefits Continuation ($)(2)	Value of Accelerated Equity Awards ($)(3)	Total ($)
E. Kevin Hrusovsky	1,363,440	35,958	389,374	1,788,772
Peter F. McAree	326,250	14,125	69,802	410,177
William C. Kruka	357,750	—	91,219	448,969
Stephen E. Creager	340,929	17,805	91,135	449,869
David M. Manyak, Ph.D.	391,500	17,979	87,929	497,408

(1)
These amounts assume that no alternative employment is obtained by the named executive officer during the applicable severance benefit period. Under the terms of our Key Employee Change of Control and Severance Benefit Plan, severance payments to a terminated employee will cease when alternative employment is obtained.

(2)
Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2008, and is valued at the premiums in effect on December 31, 2008.

(3)
These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2008, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Potential Payments upon Termination without Cause prior to or more than 13 Months after a Change in Control

Name	Salary Continuation ($)	Value of Benefits Continuation ($)(1)	Value of Accelerated Equity Awards ($)(2)	Total ($)
E. Kevin Hrusovsky	681,720	26,968	310,562	1,216,203
Peter F. McAree	—	—	—	—
David M. Manyak	—	—	—	—
Stephen E. Creager	—	—	—	—
William C. Kruka	—	—	—	—

(1)
Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for each named executive officer as of December 31, 2008, and is valued at the premiums in effect on December 31, 2008.

(2)
These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2008, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Director Compensation

        We generally review, under the direction of the Compensation Committee, the level of compensation for our directors on an annual basis, concurrent with the review of executive officer compensation. To assess the suitability and market competitiveness of our non-employee director compensation, as well as to remain informed regarding current trends and compensation practices for our non-employee directors, we have historically obtained data from a number of sources, including publicly available data in peer companies, the Radford/AON market survey, and directly from other companies.

        Under the terms of our Non-Employee Director Cash Compensation Plan, which was adopted by our Board in February 2007, our non-employee directors are no longer paid fees for attendance at meetings, but are instead paid annual cash retainers for their service on the Board and on the various committees of the Board. In February 2007, our Board also approved the recommendations of the Compensation Committee to amend the 1999 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan"). On June 5, 2007, stockholder approval for such amended plan was obtained at our 2007 annual meeting. Under the amended director compensation guidelines in the plan, the annual automatic grant to non-employee directors (other than any non-employee director who serves as Chairman of the Board) that would be made on the day following the Company's annual stockholders meeting became a grant of $35,000 in equity value on an annual basis, where one half of such total value is granted in the form of RSUs (based on the value of our stock on the date of such grant) and one half of such total value is granted in the form of an option to purchase a designated number of shares (based on the value of such option under the fair value pricing model used by the Company for financial reporting purposes). For any non-employee director who also serves as Chairman of the Board, the annual automatic grant to that non-employee director under the Directors' Plan is $50,000 in equity value on an annual basis, which total value is also split evenly between RSUs and options in the same manner as explained above. The amendment of the Directors' Plan did not change the one-year vesting period for annual equity grants to non-employee directors or the initial equity grant to new non-employee directors of an option to purchase 25,000 shares, which will continue to vest over a four-year period. The Directors' Plan will expire upon the earlier of (i) approval by stockholders of the 2009 Equity Incentive Plan at the 2009 annual stockholders meeting, or (ii) September 30, 2009.

        We are seeking stockholder approval at our 2009 annual stockholders meeting of a new 2009 Equity Incentive Plan. In April 2009, in connection with our Board's approval, subject to the approval of the Company's stockholders, of the 2009 Equity Incentive Plan, the Board also approved a new Non-Employee Director Compensation Policy, which will become effective upon the approval of the 2009 Equity Incentive Plan by the Company's stockholders. Under the terms of this policy, our non-employee directors will receive the same cash consideration as provided in the prior Non-Employee Director Cash Compensation Policy and the same equity compensation as provided in the Directors' Plan, as amended at our 2007 annual stockholders meeting, except that future equity awards will be made under the 2009 Equity Incentive Plan, assuming stockholder approval is obtained for such Plan at our 2009 annual stockholders meeting.

        On March 6, 2008, Dr. Kisner informed the Board that he had decided not to stand for re-election to the Board at the Company's 2008 Annual Meeting of Stockholders, when his current term as a director expired. At that time, the Board approved a consulting agreement for Dr. Kisner, which became effective upon Dr. Kisner's departure from the Board. No such services were requested or received pursuant to the consulting agreement.

        The following table shows for the fiscal year ended December 31, 2008 the total compensation paid to our directors, other than Mr. Hrusovsky, who does not receive any additional compensation from the Company for his service as a director:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert C. Bishop, Ph.D.	51,500	21,926	21,899	—	—	95,325
Van Billet	48,500	17,604	30,990	—	—	97,094
David W. Carter	40,000	17,604	26,811	—	—	84,415
Allan L. Comstock	50,000	17,604	35,930	—	—	103,534
David V. Milligan, Ph.D.(3)	40,000	17,604	17,575	—	30,000	105,179
Kathryn A. Tunstall	45,000	17,604	45,651	—	—	108,255
Daniel L. Kisner(4)	21,252	10,737	10,696	—	—	42,685

(1)
These amounts reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of restricted stock units granted in 2004 through 2008. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on March 13, 2009. The aggregate grant date fair value of all previous restricted stock units awarded to each director for which expense was recorded by the Company in 2008 and the aggregate number of RSUs outstanding as of December 31, 2008 that have been granted to each of our directors was as follows:

	Grant Date Fair Value ($)	Outstanding RSUs (#)
Robert C. Bishop, Ph.D.	42,454	7,288
Van Billet	34,956	5,102
David W. Carter	34,956	5,102
Allan L. Comstock	34,956	5,102
David V. Milligan, Ph.D.	34,956	5,102
Kathryn A. Tunstall	34,956	5,102
(2)
These amounts reflect the stock-based compensation expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with FAS 123(R), of stock options granted in 2003 through 2008. Assumptions used in the calculation of these amounts are included in Note 12 to the Company's audited financial statements for the fiscal year ended December 31, 2008, included in the Company's Annual Report on Form 10-K filed with the SEC on March 13, 2009. The aggregate grant date fair value of all previous stock options awarded to each director for which expense was recorded by the Company in 2008 and the aggregate number of option awards outstanding as of December 31, 2008 that have been granted to each of our directors was as follows:

	Grant Date Fair Value ($)	Outstanding Option Awards (#)
Robert C. Bishop, Ph.D.	42,390	87,289
Van Billet	129,240	66,521
David W. Carter	80,993	52,521
Allan L. Comstock	126,665	59,521
David V. Milligan, Ph.D.	34,890	88,731
Kathryn A. Tunstall	175,267	66,521
Daniel L. Kisner	24,844	389,384
(3)
All Other Compensation includes consulting fees of $30,000 paid under a consulting agreement with Dr. Milligan.

(4)
Prior to the end of his elected term on the Board, Dr. Kisner was paid $50,000 on an annual basis to serve as Chairman of the Board under an at-will employment agreement, as reflected on a pro rata basis under All Other Compensation in the table above. Dr. Kisner received no additional cash compensation for serving on our Board, but was entitled to receive an amount of stock-based compensation under his employment agreement which was equal to the amount of stock-based compensation that a non-employee Chairman of our Board would be entitled to receive under the 1999 Non-Employee Directors' Equity Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In April 2007, the Board approved an amendment to the Charter of the Audit Committee of the Board, which implemented new guidelines for review, approval and ratification of transactions with related persons that are reportable. For purposes of our policy, a related person transaction is any transaction (which shall not include payment of compensation for services rendered to the Company as executive officers or as members of the Board) in which the Company is a participant and in which any of the following persons has or will have a direct or indirect material interest:

  •
  executive officers of the Company;

  •
  members of the Board;

  •
  beneficial holders of more than 5% of the Company's securities;

  •
  immediate family members(1) of any of the foregoing persons; and

  •
  any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act.

        Under the policy, when a transaction has been identified as a related person transaction, in reviewing and approving such transactions, the Audit Committee obtains, or directs management to obtain on its behalf, all information that the Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, the Audit Committee holds a discussion regarding the relevant factors, if deemed to be necessary, prior to approval. If the Committee deems that a discussion is not necessary, the Committee may give its approval by written consent. The Committee may delegate this approval authority to the Chairperson of the Committee in some circumstances. The Company does not enter into any related person transaction prior to completion of the foregoing review and approval procedures.

(1)
"Immediate family" member means any child, stepchild, parent stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

        The Audit Committee or its Chairperson, as the case may be, approves only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Committee or the Chairperson determine in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Each stockholder in the household receives a separate proxy card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Coordinator, Corporate Communications, 68 Elm Street, Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500.

OTHER MATTERS

        The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Stephen E. Creager General Counsel and Secretary

April 28, 2009

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2008 is available without charge upon written request to: Corporate Communications, 68 Elm Street Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500.

Appendix A

CALIPER LIFE SCIENCES, INC.

2009 EQUITY INCENTIVE PLAN

Approved by Stockholders: June 2, 2009
Effective Date: June 2, 2009
Termination Date: June 1, 2019

1.
DEFINITIONS.

  Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Caliper Life Sciences, Inc. 2009 Equity Incentive Plan, have the following meanings:

    Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the Administrator means the Committee.

    Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

    Agreement means an agreement between the Company and a Participant delivered pursuant to the Plan and pertaining to a Stock Right, in such form as the Administrator shall approve.

    Board of Directors means the Board of Directors of the Company.

    Cause means, with respect to a Participant (a) dishonesty with respect to the Company or any Affiliate, (b) insubordination, substantial malfeasance or non-feasance of duty, (c) unauthorized disclosure of confidential information, (d) breach by a Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and (e) conduct substantially prejudicial to the business of the Company or any Affiliate; provided, however, that any provision in an agreement between a Participant and the Company or an Affiliate, which contains a conflicting definition of Cause for termination and which is in effect at the time of such termination, shall supersede this definition with respect to that Participant. The determination of the Administrator as to the existence of Cause will be conclusive on the Participant and the Company.

    Code means the United States Internal Revenue Code of 1986, as amended including any successor statute, regulation and guidance thereto.

    Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act under or pursuant to the provisions of the Plan.

    Common Stock means shares of the Company's common stock, $.0001 par value per share.

    Company means Caliper Life Sciences, Inc., a Delaware corporation.

    Consultant means any natural person who is an advisor or consultant that provides consulting services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company's or its Affiliates' securities.

    Disability or Disabled means permanent and total disability as defined in Section 22(e)(3) of the Code.

    Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an

    Affiliate), designated by the Administrator to be eligible to be granted one or more Stock Rights under the Plan.

    Fair Market Value of a Share of Common Stock means:

            (1)   If the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or, if not applicable, the last price of the Common Stock on the composite tape or other comparable reporting system for the trading day on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date;

            (2)   If the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in clause (1), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market for the trading day on which Common Stock was traded on the applicable date and if such applicable date is not a trading day, the last market trading day prior to such date; and

            (3)   If the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Administrator, in good faith, shall determine.

    ISO means an option meant to qualify as an incentive stock option under Section 422 of the Code.

    Non-Qualified Option means an option which is not intended to qualify as an ISO.

    Option means an ISO or Non-Qualified Option granted under the Plan.

    Participant means an Employee, director or Consultant of the Company or an Affiliate to whom one or more Stock Rights are granted under the Plan. As used herein, "Participant" shall include "Participant's Survivors" where the context requires.

    Plan means this Caliper Life Sciences, Inc. 2009 Equity Incentive Plan.

    Securities Act means the Securities Act of 1933, as amended.

    Shares means shares of the Common Stock as to which Stock Rights have been or may be granted under the Plan or any shares of capital stock into which the Shares are changed or for which they are exchanged within the provisions of Paragraph 3 of the Plan. The Shares issued under the Plan may be authorized and unissued shares or shares held by the Company in its treasury, or both.

    Stock-Based Award means a grant by the Company under the Plan of an equity award or an equity based award which is not an Option or a Stock Grant.

    Stock Grant means a grant by the Company of Shares under the Plan.

    Stock Right means a right to Shares or the value of Shares of the Company granted pursuant to the Plan—an ISO, a Non-Qualified Option, a Stock Grant or a Stock-Based Award.

    Survivor means a deceased Participant's legal representatives and/or any person or persons who acquired the Participant's rights to a Stock Right by will or by the laws of descent and distribution.

2.
PURPOSES OF THE PLAN.

        The Plan is intended to encourage ownership of Shares by Employees and directors of and certain Consultants to the Company and its Affiliates in order to attract and retain such people, to induce them to work for the benefit of the Company or of an Affiliate and to provide additional incentive for them to promote the success of the Company or of an Affiliate. The Plan provides for the granting of ISOs, Non-Qualified Options, Stock Grants and Stock-Based Awards.

3.
SHARES SUBJECT TO THE PLAN.

        (a)   The number of Shares which may be issued from time to time pursuant to this Plan shall be 10,000,000 shares of Common Stock; provided, however, that in no event shall Stock Rights with respect to more than 2,500,000 shares of Common Stock be issued pursuant to this Plan as Stock Grants or other Stock-Based Awards that are deemed to be "full value" awards, or in each case the equivalent of such number of Shares after the Administrator, in its sole discretion, has interpreted the effect of any future stock split, stock dividend, combination, recapitalization or similar transaction in accordance with Paragraph 24 of this Plan.

        (b)   If an Option ceases to be "outstanding", in whole or in part (other than by exercise), or if the Company shall reacquire (at not more than its original issuance price) any Shares issued pursuant to a Stock Grant or Stock-Based Award, or if any Stock Right expires or is forfeited, cancelled, or otherwise terminated or results in any Shares not being issued, the unissued or reacquired Shares which were subject to such Stock Right shall again be available for issuance from time to time pursuant to this Plan. Notwithstanding the foregoing, if a Stock Right is exercised, in whole or in part, by tender of Shares or if the Company's or an Affiliate's tax withholding obligation is satisfied by withholding Shares, the number of Shares deemed to have been issued under the Plan for purposes of the limitation set forth in Paragraph 3(a) above shall be the number of Shares that were subject to the Stock Right or portion thereof, and not the net number of Shares actually issued.

4.
ADMINISTRATION OF THE PLAN.

        The Administrator of the Plan will be the Board of Directors, except to the extent the Board of Directors delegates its authority to the Committee, in which case the Committee shall be the Administrator. Subject to the provisions of the Plan, the Administrator is authorized to:

        (a)   Interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

        (b)   Determine which Employees, directors and Consultants shall be granted Stock Rights;

        (c)   Determine the number of Shares for which a Stock Right or Stock Rights shall be granted, provided, however, that in no event shall Stock Rights with respect to more than 1,500,000 Shares be granted to any Participant in any fiscal year.

        (d)   Specify the terms and conditions upon which a Stock Right or Stock Rights may be granted; and

        (e)   Adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary or appropriate in order to comply with or take advantage of any tax or other laws applicable to the Company, any Affiliate or to Participants or to otherwise facilitate the administration of the Plan, which sub-plans may include additional restrictions or conditions applicable to Stock Rights or Shares issuable pursuant to a Stock Right;

provided, however, that all such interpretations, rules, determinations, terms and conditions shall be made and prescribed in the context of not causing any adverse tax consequences under Section 409A of the Code and preserving the tax status under Section 422 of the Code of those Options which are designated as ISOs. Subject to the foregoing, the interpretation and construction by the Administrator of any provisions of the Plan or of any Stock Right granted under it shall be final, unless otherwise determined by the Board of Directors, if the Administrator is the Committee. In addition, if the

Administrator is the Committee, the Board of Directors may take any action under the Plan that would otherwise be the responsibility of the Committee.

        To the extent permitted under applicable law, the Board of Directors or the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any portion of its responsibilities and powers to any other person selected by it. The Board of Directors or the Committee may revoke any such allocation or delegation at any time.

5.
ELIGIBILITY FOR PARTICIPATION.

        The Administrator will, in its sole discretion, name the Participants in the Plan; provided, however, that each Participant must be an Employee, director or Consultant of the Company or of an Affiliate at the time a Stock Right is granted. Notwithstanding the foregoing, the Administrator may authorize the grant of a Stock Right to a person not then an Employee, director or Consultant of the Company or of an Affiliate; provided, however, that the actual grant of such Stock Right shall be conditioned upon such person becoming eligible to become a Participant at or prior to the time of the execution of the Agreement evidencing such Stock Right. ISOs may be granted only to Employees who are deemed to be residents of the United States for tax purposes. Non-Qualified Options, Stock Grants and Stock-Based Awards may be granted to any Employee, director or Consultant of the Company or an Affiliate. The granting of any Stock Right to any individual shall neither entitle that individual to, nor disqualify him or her from, participation in any other grant of Stock Rights or any grant under any other benefit plan established by the Company or any Affiliate for Employees, directors or Consultants.

6.
TERMS AND CONDITIONS OF OPTIONS.

        Each Option shall be set forth in writing in an Option Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Administrator may provide that Options be granted subject to such terms and conditions, consistent with the terms and conditions specifically required under this Plan, as the Administrator may deem appropriate including, without limitation, subsequent approval by the shareholders of the Company of this Plan or any amendments thereto. The Option Agreements shall be subject to at least the following terms and conditions:

        (a)    Non-Qualified Options:    Each Option intended to be a Non-Qualified Option shall be subject to the terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards for any such Non-Qualified Option:

    (i)
    Exercise Price:    Each Option Agreement shall state the exercise price (per share) of the Shares covered by each Option, which exercise price shall be determined by the Administrator and shall be at least equal to the Fair Market Value per share of Common Stock on the date of grant of the Option.

    (ii)
    Number of Shares:    Each Option Agreement shall state the number of Shares to which it pertains.

    (iii)
    Option Periods:    Each Option Agreement shall state the date or dates on which it first is exercisable and the date after which it may no longer be exercised, and may provide that the Option rights accrue or become exercisable in installments over a period of months or years, or upon the occurrence of certain conditions or the attainment of stated goals or events.

    (iv)
    Option Conditions:    Exercise of any Option may be conditioned upon the Participant's execution of a Share purchase agreement in form satisfactory to the Administrator providing for certain protections for the Company and its other shareholders, including requirements that:

      A.
      The Participant's or the Participant's Survivors' right to sell or transfer the Shares may be restricted; and

      B.
      The Participant or the Participant's Survivors may be required to execute letters of investment intent and must also acknowledge that the Shares will bear legends noting any applicable restrictions.

    (v)
    Term of Option:    Each Option shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide

        (b)    ISOs:    Each Option intended to be an ISO shall be issued only to an Employee who is deemed to be a resident of the United States for tax purposes, and shall be subject to the following terms and conditions, with such additional restrictions or changes as the Administrator determines are appropriate but not in conflict with Section 422 of the Code and relevant regulations and rulings of the Internal Revenue Service:

    (i)
    Minimum standards:    The ISO shall meet the minimum standards required of Non-Qualified Options, as described in Paragraph 6(a) above, except clause (i) thereunder.

    (ii)
    Exercise Price:    Immediately before the ISO is granted, if the Participant owns, directly or by reason of the applicable attribution rules in Section 424(d) of the Code:

    A.
    10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 100% of the Fair Market Value per share of the Common Stock on the date of grant of the Option; or

    B.
    More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, the exercise price per share of the Shares covered by each ISO shall not be less than 110% of the Fair Market Value per share of the Common Stock on the date of grant of the Option.

    (iii)
    Term of Option:    For Participants who own:

    A.
    10% or less of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than ten years from the date of the grant or at such earlier time as the Option Agreement may provide; or

    B.
    More than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, each ISO shall terminate not more than five years from the date of the grant or at such earlier time as the Option Agreement may provide.

    (iv)
    Limitation on Yearly Exercise:    The Option Agreements shall restrict the amount of ISOs which may become exercisable in any calendar year (under this or any other ISO plan of the Company or an Affiliate) so that the aggregate Fair Market Value (determined on the date each ISO is granted) of the stock with respect to which ISOs are exercisable for the first time by the Participant in any calendar year does not exceed $100,000.

7.
TERMS AND CONDITIONS OF STOCK GRANTS.

        Each offer of a Stock Grant to a Participant shall state the date prior to which the Stock Grant must be accepted by the Participant, and the principal terms of each Stock Grant shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company, subject to the following minimum standards:

        (a)   Each Agreement shall state the purchase price per share, if any, of the Shares covered by each Stock Grant, which purchase price shall be determined by the Administrator but shall not be less than the minimum consideration required by the Delaware General Corporation Law, if any, on the date of the grant of the Stock Grant;

        (b)   Each Agreement shall state the number of Shares to which the Stock Grant pertains; and

        (c)   Each Agreement shall include the terms of any right of the Company to restrict or reacquire the Shares subject to the Stock Grant, including the time and events upon which such rights shall accrue and the purchase price therefor, if any.

8.
TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS.

        The Administrator shall have the right to grant other Stock-Based Awards based upon the Common Stock having such terms and conditions as the Administrator may determine, including, without limitation, the grant of Shares based upon certain conditions, the grant of securities convertible into Shares and the grant of stock appreciation rights, phantom stock awards or stock units. The principal terms of each Stock-Based Award shall be set forth in an Agreement, duly executed by the Company and, to the extent required by law or requested by the Company, by the Participant. The Agreement shall be in a form approved by the Administrator and shall contain terms and conditions which the Administrator determines to be appropriate and in the best interest of the Company.

        The Company intends that the Plan and any Stock-Based Awards granted hereunder be exempt from the application of Section 409A of the Code or meet the requirements of paragraphs (2), (3) and (4) of subsection (a) of Section 409A of the Code, to the extent applicable, and be operated in accordance with Section 409A so that any compensation deferred under any Stock-Based Award (and applicable investment earnings) shall not be included in income under Section 409A of the Code. Any ambiguities in the Plan shall be construed to effect the intent as described in this Paragraph 8.

9.
EXERCISE OF OPTIONS AND ISSUE OF SHARES.

        An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company or its designee, together with provision for payment of the aggregate exercise price in accordance with this Paragraph for the Shares as to which the Option is being exercised, and upon compliance with any other condition(s) set forth in the Option Agreement. Such notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall contain any representation required by the Plan or the Option Agreement. Payment of the exercise price for the Shares as to which such Option is being exercised shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) having a Fair Market Value equal as of the date of the exercise to the aggregate cash exercise price for the number of Shares as to which the Option is being exercised, or (c) at the discretion of the Administrator, by having the Company retain from the Shares otherwise issuable upon exercise of the Option, a number of Shares having a Fair Market Value equal as of the date of exercise to the aggregate exercise price for the number of Shares as to which the Option is being exercised, or (d) at the discretion of the Administrator, in accordance with a cashless exercise program established with a securities brokerage firm, and approved by the Administrator, or (e) at the discretion of the Administrator, by any combination of (a), (b), (c) and (d) above or (f) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine. Notwithstanding the foregoing, the Administrator shall accept only such payment on exercise of an ISO as is permitted by Section 422 of the Code.

        The Company shall then reasonably promptly deliver the Shares as to which such Option was exercised to the Participant (or to the Participant's Survivors, as the case may be). In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance. The Shares shall, upon delivery, be fully paid, non-assessable Shares.

        The Administrator shall have the right to accelerate the date of exercise of any installment of any Option; provided that the Administrator shall not accelerate the exercise date of any installment of any Option granted to an Employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to Paragraph 27) without the prior approval of the Employee if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6(b)(iv).

        The Administrator may, in its discretion, amend any term or condition of an outstanding Option provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Option was granted, or in the event of the death of the Participant, the Participant's Survivors, if the amendment is adverse to the Participant, and (iii) any such amendment of any Option shall be made only after the Administrator determines whether such amendment would constitute a "modification" of any Option which is an ISO (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holder of any Option including, but not limited to, pursuant to Section 409A of the Code.

10.
ACCEPTANCE OF STOCK GRANTS AND STOCK-BASED AWARDS AND ISSUE OF SHARES.

        A Stock Grant or Stock-Based Award (or any part or installment thereof) shall be accepted by executing the applicable Agreement and delivering it to the Company or its designee, together with provision for payment of the aggregate exercise price, if any, in accordance with this Paragraph for the Shares as to which such Stock Grant or Stock-Based Award is being accepted, and upon compliance with any other conditions set forth in the applicable Agreement. Payment of the purchase price for the Shares as to which such Stock Grant or Stock-Based Award is being accepted shall be made (a) in United States dollars in cash or by check, or (b) at the discretion of the Administrator, through delivery of shares of Common Stock held for at least six months (if required to avoid negative accounting treatment) and having a Fair Market Value equal as of the date of acceptance of the Stock Grant or Stock Based-Award to the purchase price of the Stock Grant or Stock-Based Award, or (c) at the discretion of the Administrator, by any combination of (a) and (b) above; or (d) at the discretion of the Administrator, by payment of such other lawful consideration as the Administrator may determine.

        The Company shall then, if required by the applicable Agreement, reasonably promptly deliver the Shares as to which such Stock Grant or Stock-Based Award was accepted to the Participant (or to the Participant's Survivors, as the case may be), subject to any escrow provision set forth in the applicable Agreement. In determining what constitutes "reasonably promptly," it is expressly understood that the issuance and delivery of the Shares may be delayed by the Company in order to comply with any law or regulation (including, without limitation, state securities or "blue sky" laws) which requires the Company to take any action with respect to the Shares prior to their issuance.

        The Administrator may, in its discretion, amend any term or condition of an outstanding Stock Grant, Stock-Based Award or applicable Agreement provided (i) such term or condition as amended is permitted by the Plan, (ii) any such amendment shall be made only with the consent of the Participant to whom the Stock Grant or Stock-Based Award was made, if the amendment is adverse to the Participant, and (iii) any such amendment shall be made only after the Administrator determines whether such amendment would cause any adverse tax consequences to the Participant, including, but not limited to, pursuant to Section 409A of the Code.

11.
RIGHTS AS A SHAREHOLDER.

        No Participant to whom a Stock Right has been granted shall have rights as a shareholder with respect to any Shares covered by such Stock Right, except after due exercise of the Option or acceptance of the Stock Grant or as set forth in any Agreement, and tender of the aggregate exercise or purchase price, if any, for the Shares being purchased pursuant to such exercise or acceptance and registration of the Shares in the Company's share register in the name of the Participant.

12.
ASSIGNABILITY AND TRANSFERABILITY OF STOCK RIGHTS.

        By its terms, a Stock Right granted to a Participant shall not be transferable by the Participant other than (i) by will or by the laws of descent and distribution, or (ii) as approved by the Administrator in its discretion and set forth in the applicable Agreement provided that no Stock Right may be transferred by a Participant for value. Notwithstanding the foregoing, an ISO transferred except in compliance with clause (i) above shall no longer qualify as an ISO. The designation of a beneficiary of a Stock Right by a Participant, with the prior approval of the Administrator and in such form as the Administrator shall prescribe, shall not be deemed a transfer prohibited by this Paragraph. Except as provided above, a Stock Right shall only be exercisable or may only be accepted, during the Participant's lifetime, by such Participant (or by his or her legal representative) and shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of any Stock Right or of any rights granted thereunder contrary to the provisions of this Plan, or the levy of any attachment or similar process upon a Stock Right, shall be null and void.

13.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

        Except as otherwise provided in a Participant's Option Agreement, in the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate before the Participant has exercised an Option, the following rules apply:

        (a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate (for any reason other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 14, 15, and 16, respectively), may exercise any Option granted to him or her to the extent that the Option is exercisable on the date of such termination of service, but only within three months after such date of termination of service, or such other period of time as the Administrator may designate in a Participant's Option Agreement.

        (b)   Except as provided in Subparagraph (c) below, or Paragraph 15 or 16, in no event may an Option intended to be an ISO, be exercised later than three months after the Participant's termination of employment.

        (c)   The provisions of this Paragraph, and not the provisions of Paragraph 15 or 16, shall apply to a Participant who subsequently becomes Disabled or dies after the termination of employment, director status or consultancy; provided, however, in the case of a Participant's Disability or death within three months after the termination of employment, director status or consultancy, the Participant or the Participant's Survivors may exercise the Option within one year after the date of the Participant's termination of service, but in no event after the date of expiration of the term of the Option.

        (d)   Notwithstanding anything herein to the contrary, if subsequent to a Participant's termination of employment, termination of director status or termination of consultancy, but prior to the exercise of an Option, the Board of Directors determines that, either prior or subsequent to the Participant's termination, the Participant engaged in conduct which would constitute Cause, then such Participant shall forthwith cease to have any right to exercise any Option.

        (e)   A Participant to whom an Option has been granted under the Plan who is absent from the Company or an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide; provided, however, that, for ISOs, any leave of absence granted by the Administrator of greater than ninety days, unless pursuant to a contract or statute that guarantees the right to reemployment, shall cause such ISO to become a Non-Qualified Option.

        (f)    Except as required by law or as set forth in a Participant's Option Agreement, Options granted under the Plan shall not be affected by any change of a Participant's status within or among the Company and any Affiliates, so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

14.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR CAUSE.

        Except as otherwise provided in a Participant's Option Agreement, the following rules apply if the Participant's service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause prior to the time that all his or her outstanding Options have been exercised:

        (a)   All outstanding and unexercised Options as of the time the Participant is notified his or her service is terminated for Cause will immediately be forfeited.

        (b)   Cause is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service but prior to the exercise of an Option, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute Cause, then the right to exercise any Option is forfeited.

15.
EFFECT ON OPTIONS OF TERMINATION OF SERVICE FOR DISABILITY.

        Except as otherwise provided in a Participant's Option Agreement:

        (a)   A Participant who ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the Option has become exercisable but has not been exercised on the date of Disability.

        (b)   A Disabled Participant may exercise such rights only within the period ending one year after the date of the Participant's termination due to Disability, notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option. The Administrator shall make the determination both of whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

16.
EFFECT ON OPTIONS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

        Except as otherwise provided in a Participant's Option Agreement:

        (a)   In the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate, such Option may be exercised by the Participant's

Survivors to the extent that the Option has become exercisable but has not been exercised on the date of death

        (b)   If the Participant's Survivors wish to exercise the Option, they must take all necessary steps to exercise the Option within eighteen months after the date of death of such Participant, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if he or she had not died and had continued to be an Employee, director or Consultant or, if earlier, within the originally prescribed term of the Option.

17.
EFFECT OF TERMINATION OF SERVICE ON UNACCEPTED STOCK GRANTS.

        In the event of a termination of service (whether as an Employee, director or Consultant) with the Company or an Affiliate for any reason before the Participant has accepted a Stock Grant, such offer shall terminate.

        For purposes of this Paragraph 17 and Paragraph 18 below, a Participant to whom a Stock Grant has been offered and accepted under the Plan who is absent from work with the Company or with an Affiliate because of temporary disability (any disability other than a Disability as defined in Paragraph 1 hereof), or who is on leave of absence for any purpose, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated such Participant's employment, director status or consultancy with the Company or with an Affiliate, except as the Administrator may otherwise expressly provide.

        In addition, for purposes of this Paragraph 17 and Paragraph 18 below, any change of employment or other service within or among the Company and any Affiliates shall not be treated as a termination of employment, director status or consultancy so long as the Participant continues to be an Employee, director or Consultant of the Company or any Affiliate.

18.
EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE OTHER THAN FOR CAUSE OR DEATH OR DISABILITY.

        Except as otherwise provided in a Participant's Stock Grant Agreement, in the event of a termination of service (whether as an Employee, director or Consultant), other than termination for Cause, Disability, or death for which events there are special rules in Paragraphs 19, 20, and 21, respectively, before all forfeiture provisions or Company rights of repurchase shall have lapsed, then the Company shall have the right to cancel or repurchase that number of Shares subject to a Stock Grant as to which the Company's forfeiture or repurchase rights have not lapsed.

19.
EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR CAUSE.

        Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if the Participant's service (whether as an Employee, director or Consultant) with the Company or an Affiliate is terminated for Cause:

        (a)   All Shares subject to any Stock Grant that remain subject to forfeiture provisions or as to which the Company shall have a repurchase right shall be immediately forfeited to the Company as of the time the Participant is notified his or her service is terminated for Cause.

        (b)   Cause is not limited to events which have occurred prior to a Participant's termination of service, nor is it necessary that the Administrator's finding of Cause occur prior to termination. If the Administrator determines, subsequent to a Participant's termination of service, that either prior or subsequent to the Participant's termination the Participant engaged in conduct which would constitute Cause, then all Shares subject to any Stock Grant that remained subject to forfeiture provisions or as to which the Company had a repurchase right on the date of termination shall be immediately forfeited to the Company.

20.
EFFECT ON STOCK GRANTS OF TERMINATION OF SERVICE FOR DISABILITY.

        Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply if a Participant ceases to be an Employee, director or Consultant of the Company or of an Affiliate by reason of Disability: to the extent the forfeiture provisions or the Company's rights of repurchase have not lapsed on the date of Disability, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of Disability as would have lapsed had the Participant not become Disabled. The proration shall be based upon the number of days accrued prior to the date of Disability.

        The Administrator shall make the determination both as to whether Disability has occurred and the date of its occurrence (unless a procedure for such determination is set forth in another agreement between the Company and such Participant, in which case such procedure shall be used for such determination). If requested, the Participant shall be examined by a physician selected or approved by the Administrator, the cost of which examination shall be paid for by the Company.

21.
EFFECT ON STOCK GRANTS OF DEATH WHILE AN EMPLOYEE, DIRECTOR OR CONSULTANT.

        Except as otherwise provided in a Participant's Stock Grant Agreement, the following rules apply in the event of the death of a Participant while the Participant is an Employee, director or Consultant of the Company or of an Affiliate: to the extent the forfeiture provisions or the Company's rights of repurchase have not lapsed on the date of death, they shall be exercisable; provided, however, that in the event such forfeiture provisions or rights of repurchase lapse periodically, such provisions or rights shall lapse to the extent of a pro rata portion of the Shares subject to such Stock Grant through the date of death as would have lapsed had the Participant not died. The proration shall be based upon the number of days accrued prior to the Participant's death.

22.
PURCHASE FOR INVESTMENT.

        Unless the offering and sale of the Shares to be issued upon the particular exercise or acceptance of a Stock Right shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

        (a)   The person who exercises or accepts such Stock Right shall warrant to the Company, prior to the receipt of such Shares, that such person is acquiring such Shares for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person acquiring such Shares shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the Shares issued pursuant to such exercise or such grant:

  "The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws."

        (b)   At the discretion of the Administrator, the Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise or acceptance in compliance with the Securities Act without registration thereunder.

23.
DISSOLUTION OR LIQUIDATION OF THE COMPANY.

        Upon the dissolution or liquidation of the Company, all Options granted under this Plan which as of such date shall not have been exercised and all Stock Grants and Stock-Based Awards which have not been accepted will terminate and become null and void; provided, however, that if the rights of a Participant or a Participant's Survivors have not otherwise terminated and expired, the Participant or the Participant's Survivors will have the right immediately prior to such dissolution or liquidation to exercise or accept any Stock Right to the extent that the Stock Right is exercisable or subject to acceptance as of the date immediately prior to such dissolution or liquidation. Upon the dissolution or liquidation of the Company, any outstanding Stock-Based Awards shall immediately terminate unless otherwise determined by the Administrator or specifically provided in the applicable Agreement.

24.
ADJUSTMENTS.

        Upon the occurrence of any of the following events, a Participant's rights with respect to any Stock Right granted to him or her hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in a Participant's Agreement:

        (a)    Stock Dividends and Stock Splits.    If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the number of shares of Common Stock deliverable upon the exercise of an Option or acceptance of a Stock Grant shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made including, in the exercise or purchase price per share, to reflect such events. The number of Shares subject to the limitations in Paragraph 3(a) and 4(c) shall also be proportionately adjusted upon the occurrence of such events.

        (b)    Corporate Transactions.    If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company's assets other than a transaction to merely change the state of incorporation (a "Corporate Transaction"), the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the Shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity; or (ii) upon written notice to the Participants, provide that such Options must be exercised (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph), within a specified number of days of the date of such notice, at the end of which period such Options which have not been exercised shall terminate; or (iii) terminate such Options in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock into which such Option would have been exercisable (either (A) to the extent then exercisable or, (B) at the discretion of the Administrator, any such Options being made partially or fully exercisable for purposes of this Subparagraph) less the aggregate exercise price thereof. For purposes of determining the payments to be made pursuant to Subclause (iii) above, in the case of a Corporate Transaction the consideration for which, in whole or in part, is other than cash, the consideration other than cash shall be valued at the fair value thereof as determined in good faith by the Board of Directors.

        With respect to outstanding Stock Grants, the Administrator or the Successor Board, shall as to outstanding Stock Grants make appropriate provision for the continuation of such Stock Grants on the same terms and conditions by substituting on an equitable basis for the Shares then subject to such Stock Grants either the consideration payable with respect to the outstanding Shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity. In lieu of the foregoing, in connection with any Corporate Transaction, the Administrator may provide that, upon consummation of the Corporate Transaction, each outstanding Stock Grant shall be terminated in exchange for payment of an amount equal to the consideration payable upon consummation of such Corporate Transaction to a holder of the number of shares of Common Stock comprising such Stock Grant (to the extent such Stock Grant is no longer subject to any forfeiture or repurchase rights then in effect or, at the discretion of the Administrator, all forfeiture and repurchase rights being waived for purposes of this Subclause).

        (c)    Recapitalization or Reorganization.    In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, a Participant upon exercising an Option or accepting a Stock Grant after the recapitalization or reorganization shall be entitled to receive for the price paid upon such exercise or acceptance if any, the number of replacement securities which would have been received if such Option had been exercised or Stock Grant accepted prior to such recapitalization or reorganization.

        (d)    Adjustments to Stock-Based Awards.    Upon the happening of any of the events described in Subparagraphs a, b or c above, any outstanding Stock-Based Award shall be appropriately adjusted to reflect the events described in such Subparagraphs. The Administrator or the Successor Board shall determine the specific adjustments to be made under this Paragraph 24, including, but not limited to the effect if any, Corporate Transaction and, subject to Paragraph 4, its determination shall be conclusive.

        (e)    Modification of Options.    Notwithstanding the foregoing, any adjustments made pursuant to Subparagraph a, b or c above with respect to Options shall be made only after the Administrator determines whether such adjustments would constitute a "modification" of any ISOs (as that term is defined in Section 424(h) of the Code) or would cause any adverse tax consequences for the holders of Options, including, but not limited to, pursuant to Section 409A of the Code. If the Administrator determines that such adjustments made with respect to Options would constitute a modification or other adverse tax consequence, it may refrain from making such adjustments, unless the holder of an Option specifically agrees in writing that such adjustment be made and such writing indicates that the holder has full knowledge of the consequences of such "modification" on his or her income tax treatment with respect to the Option. This paragraph shall not apply to the acceleration of the vesting of any ISO that would cause any portion of the ISO to violate the annual vesting limitation contained in Section 422(d) of the Code, as described in Paragraph 6b(iv).

25.
ISSUANCES OF SECURITIES.

        Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Stock Rights. Except as expressly provided herein, no adjustments shall be made for dividends paid in cash or in property (including without limitation, securities) of the Company prior to any issuance of Shares pursuant to a Stock Right.

26.
FRACTIONAL SHARES.

        No fractional shares shall be issued under the Plan and the person exercising a Stock Right shall receive from the Company cash in lieu of such fractional shares equal to the Fair Market Value thereof.

27.
CONVERSION OF ISOs INTO NON-QUALIFIED OPTIONS; TERMINATION OF ISOs.

        The Administrator, at the written request of any Participant, may in its discretion take such actions as may be necessary to convert such Participant's ISOs (or any portions thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the Participant is an Employee of the Company or an Affiliate at the time of such conversion. At the time of such conversion, the Administrator (with the consent of the Participant) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Administrator in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any Participant the right to have such Participant's ISOs converted into Non-Qualified Options, and no such conversion shall occur until and unless the Administrator takes appropriate action. The Administrator, with the consent of the Participant, may also terminate any portion of any ISO that has not been exercised at the time of such conversion.

28.
WITHHOLDING.

        In the event that any federal, state, or local income taxes, employment taxes, Federal Insurance Contributions Act ("F.I.C.A.") withholdings or other amounts are required by applicable law or governmental regulation to be withheld from the Participant's salary, wages or other remuneration in connection with the exercise or acceptance of a Stock Right or in connection with a Disqualifying Disposition (as defined in Paragraph 29) or upon the lapsing of any forfeiture provision or right of repurchase or for any other reason required by law, the Company may withhold from the Participant's compensation, if any, or may require that the Participant advance in cash to the Company, or to any Affiliate of the Company which employs or employed the Participant, the statutory minimum amount of such withholdings unless a different withholding arrangement, including the use of shares of the Company's Common Stock or a promissory note, is authorized by the Administrator (and permitted by law). For purposes hereof, the fair market value of the shares withheld for purposes of payroll withholding shall be determined in the manner set forth under the definition of Fair Market Value provided in Paragraph 1 above, as of the most recent practicable date prior to the date of exercise. If the Fair Market Value of the shares withheld is less than the amount of payroll withholdings required, the Participant may be required to advance the difference in cash to the Company or the Affiliate employer. The Administrator in its discretion may condition the exercise of an Option for less than the then Fair Market Value on the Participant's payment of such additional withholding.

29.
NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION.

        Each Employee who receives an ISO must agree to notify the Company in writing immediately after the Employee makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an ISO. A Disqualifying Disposition is defined in Section 424(c) of the Code and includes any disposition (including any sale or gift) of such Shares before the later of (a) two years after the date the Employee was granted the ISO, or (b) one year after the date the Employee acquired Shares by exercising the ISO, except as otherwise provided in Section 424(c) of the Code. If the Employee has died before such Shares are sold, these holding period requirements do not apply and no Disqualifying Disposition can occur thereafter.

30.
TERM; TERMINATION OF THE PLAN.

        The Plan will become effective on June 2, 2009, subject to approval of the Plan by the shareholders of the Company, and will terminate on June 1, 2019. The Plan may be terminated at an earlier date by vote of the shareholders or the Board of Directors of the Company; provided, however, that any such earlier termination shall not affect any Agreements executed prior to the effective date of such termination. Termination of the Plan shall not affect any Stock Rights theretofore granted.

31.
AMENDMENT OF THE PLAN AND AGREEMENTS.

        The Plan may be amended by the shareholders of the Company. The Plan may also be amended by the Administrator, including, without limitation, to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan or Stock Rights to be granted under the Plan for favorable federal income tax treatment as may be afforded incentive stock options under Section 422 of the Code (including deferral of taxation upon exercise), and to the extent necessary to qualify the shares issuable upon exercise or acceptance of any outstanding Stock Rights granted, or Stock Rights to be granted, under the Plan for listing on any national securities exchange or quotation in any national automated quotation system of securities dealers. In addition, if NASDAQ amends its corporate governance rules so that such rules no longer require stockholder approval of "material amendments" of equity compensation plans, then, from and after the effective date of such an amendment to the NASDAQ rules, no amendment of the Plan which (i) materially increases the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (ii) materially increases the benefits to Participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding Options, (b) reduce the price at which Shares or Options may be offered, or (c) extend the duration of the Plan; (iii) materially expands the class of Participants eligible to participate in the Plan; or (iv) expands the types of awards provided under the Plan shall become effective unless stockholder approval is obtained. Any amendment approved by the Administrator which the Administrator determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval. Any modification or amendment of the Plan shall not, without the consent of a Participant, adversely affect his or her rights under a Stock Right previously granted to him or her. With the consent of the Participant affected, the Administrator may amend outstanding Agreements in a manner which may be adverse to the Participant but which is not inconsistent with the Plan. In the discretion of the Administrator, outstanding Agreements may be amended by the Administrator in a manner which is not adverse to the Participant.

32.
EMPLOYMENT OR OTHER RELATIONSHIP.

        Nothing in this Plan or any Agreement shall be deemed to prevent the Company or an Affiliate from terminating the employment, consultancy or director status of a Participant, nor to prevent a Participant from terminating his or her own employment, consultancy or director status or to give any Participant a right to be retained in employment or other service by the Company or any Affiliate for any period of time.

33.
ELECTRONIC AGREEMENTS.

        Any Agreement delivered to a Participant pursuant to this Plan, any amendment of any such Agreement, and acceptance of any such Agreement and any notice required to be given by either the Company or the Participant pursuant to any Agreement or the terms of this Plan, shall be sufficient if delivered or given in electronic format.

34.
GOVERNING LAW.

        This Plan shall be construed and enforced in accordance with the law of the State of Delaware.

CALIPER LIFE SCIENCES, INC. 68 Elm Street, Hopkinton, Massachusetts 01748 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2009. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below. If no choice is specified, the proxy will be voted “FOR” All Items. By signing the proxy, you revoke all prior proxies and appoint E. Kevin Hrusovsky and Stephen E. Creager and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments. See reverse for voting instructions. CALIPER LIFE SCIENCES, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 2, 2009 10:00 a.m. (Local Time) 68 Elm Street Hopkinton, Massachusetts 01748

COMPANY # IF YOU VOTE BY PHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD. The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. To elect three directors Nominees: 01 David W. Carter Vote FOR Vote WITHHELD to hold office until the 02 E. Kevin Hrusovsky all nominees from all nominees 2012 Annual Meeting 03 Kathryn A. Tunstall (except as marked) (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided.) 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2009. For Against Abstain 3. Approval of our 2009 Equity Incentive Plan. For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. Address Change? Mark Box Indicate changes below: Date Signature(s) in Box Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign. ADDRESS BLOCK Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. [1] INTERNET – www.eproxy.com/CALP Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 1, 2009 PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 1, 2009. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. Please detach here